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NOTICE OF 2017 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

A Letter from our Chairman, Chief Executive Officer and President
Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
March 17, 2017
Dear Fellow Stockholders:
As stewards of Realogy Holdings Corp. and your capital, we are focused on managing through near-term challenges and delivering on our long-term strategic growth priorities. Overall, we are encouraged by the progress we are making on addressing competitive pressures and executing on our business optimization initiatives. We continue to be thoughtful about deploying our strong free cash flow and maintaining a balanced approach to delevering the balance sheet while making strategic acquisitions and returning capital to shareholders.
Near-term Challenges
NRT’s performance in 2016 was impacted by strong competition for agents and soft demand at the high end of the housing market in the markets it serves. With regard to U.S. housing in 2016, we saw a tale of two markets with a dividing line drawn between the entry and move-up price segments vs. the high end price segment. While demand in entry and move-up levels is healthy, inventory has been constrained by historical standards. In higher priced markets, the reverse was happening. There was a softening of interest by buyers and a growing inventory of unsold properties. Our company-owned offices are predominantly located in high-end markets, and felt the impact of this imbalance. Given that NRT accounted for approximately 59% of Realogy’s Operating EBITDA in 2016—prior to intercompany royalty and marketing payments to the Realogy Franchise Group (RFG)—these pressures correspondingly affected Realogy’s overall results in 2016.
Strategic Growth Priorities
We are focused on a number of key strategic growth priorities, as outlined below:
Market-Share Initiatives
A major focus for NRT launched in 2016 has been to more rapidly grow its independent sales associate base as well as to increase the productivity of existing sales associates. Specifically, NRT has executed an aggressive campaign to increase our recruitment of top-producing independent sales agents and agent teams, and to simultaneously enhance NRT’s existing agent retention and productivity programs.

We expect the impact of these actions at NRT to begin to influence the 2017 quarterly results. Recent operating metrics are showing encouraging signs of improvement, specifically the stabilization of first- and second-quartile agent retention rates. While these actions will result in near-term moderate pressure on margins, we anticipate that over the medium term this will be mitigated by revenue and earnings at NRT as well as other Realogy business units that benefit from NRT's transaction volume.
Technology & Innovation
We continue to invest in the areas of technology and innovation. We are in the midst of a three-year information technology transformation project designed to enhance our resources, better leverage capabilities across our businesses and effectively increase productivity. Our IT focus is on high-value drivers that differentiate and enhance our technology value proposition, including big data, mobile technology and secure cloud computing.
By year-end 2016, the Realogy Franchise Group had deployed the Zap technology platform to approximately 1,500 franchisees, up from 390 franchisees at December 31, 2015. Driven by predictive analytics, Zap enables Realogy-brand affiliated brokers and agents to reach, engage and follow-up with prospective clients in a timely and efficient manner. We expect Zap will further enhance the value proposition of our brands, and the customer relationship management (CRM) technology alone is expected to make our franchisees and their independent sales associates more efficient and productive, which is expected to improve the profitability of their companies.
Last year, we also announced the organization and funding of ZapLabs as our innovation hub, headquartered in the San Francisco Bay Area. Formerly operated as ZipRealty’s technology development group, the positioning as ZapLabs more clearly identifies its focus on new product research and development across all of Realogy.
Business Optimization Initiatives
As an operator of multiple brands and owned brokerage operations across the country, we have taken actions to obtain greater economies in areas such as procurement, process efficiencies, marketing and overall organizational structure. This ongoing strategic realignment of resources across all Realogy units has helped us realize tangible improvements in process efficiencies and service levels. At the same time, we continue to focus on delivering the best brands, products and services for the benefit of our franchisees, affiliated sales associates and corporate clients. Cost savings related to the restructuring initiatives are estimated to be approximately $69 million on an annual run rate basis of which $33 million was realized in 2016 and another $29 million is expected to be realized in 2017. Total expected restructuring costs of approximately $65 million are currently anticipated to be incurred for this initiative.
Mergers & Acquisitions
We have continued our strategy of tuck-in acquisitions at NRT. At the same time, we have remained disciplined but opportunistic with an eye toward the future with selective brokerage acquisitions such as Climb Real Estate in San Francisco and new additions in the property management space, which is a key adjacent growth strategy for NRT.
At Title Resource Group (TRG), we have expanded our geographic coverage both through organic growth and strategic acquisitions in synergistic markets for Realogy.
Talent Development
To better support and drive our strategic priorities, Realogy made a number of key appointments in the senior management team since our 2016 Annual Meeting. They include:

•
The recruitment of global franchising and branding veteran John Peyton to the newly created role of President and Chief Operating Officer for RFG in October 2016. Pursuant to our succession plan, Mr. Peyton will become President and Chief Executive Officer of RFG, effective April 1, 2017, following the previously disclosed retirement of Alexander E. Perriello III. John brings extensive experience with world-class brands, including his 17-year tenure with Starwood Hotels & Resorts Worldwide, serving most recently as its chief marketing officer. His broad operating experience in franchising and consumer services in the leisure industry adds a fresh perspective to our portfolio of franchised brands.

•
Also within RFG, the September 2016 appointment of Charlie Young as President and CEO of Coldwell Banker Real Estate LLC, and his role as President and CEO of ERA Franchise Systems LLC was assumed by Sue Yannaccone, who was promoted from her position as ERA’s Chief Operating Officer.

•	At NRT, the August 2016 appointment of Ryan Gorman to the position of Chief Strategy & Operating Officer. A 12-year Realogy veteran, Ryan is leading the execution of many of the growth and efficiency initiatives underway at NRT. Previously, he played an integral role in Realogy’s acquisition of ZipRealty and led NRT’s recent adjacent growth initiative into property management.
We continue to have a significant focus on talent development with semi-annual internal succession planning sessions and strong performance management to include competency assessment. This assessment allows us to further develop our talent and identify any critical leadership gaps, thereby allowing us to hire external talent to complement our leadership bench while maintaining our focus on building a diverse workforce and creating an inclusive environment.
Continued Deleveraging & Capital Allocation
Throughout 2016, we continued to focus on our balance sheet. We reduced our net debt to Adjusted (Covenant) EBITDA ratio to 3.8 to 1 at December 31, 2016, from 3.9 to 1 at December 31, 2015. Before the mark-to-market adjustments for our interest rate swaps, interest expense decreased $43 million to $168 million in 2016 from $211 million in 2015 as a result of a reduction in total outstanding indebtedness and a lower weighted average interest rate.
During our 2012 initial public offering, we made a commitment to returning capital to stockholders once we had reduced our debt leverage. I’m pleased to say that we made a strong statement in 2016 by accelerating our capital allocation plans by a full year with the implementation of both a share repurchase program and quarterly cash dividend, which returned an aggregate of $225 million to stockholders in 2016.
In conclusion, I would like to thank you for your continued support and confidence in our company. Behind a highly motivated management team and engaged workforce, we are driven to execute on our growth initiatives. We are keenly focused on growth, working closely with our Board of Directors and outside advisors on strategy development in a cohesive and complementary manner across our business.
Harnessing the collective talent of our workforce and independent sales agents, we are committed to doing everything in our power to translate our operational improvements into greater returns for our investors.
Very truly yours,
Richard A. Smith
Chairman, Chief Executive Officer and President

A Letter from our Lead Independent Director
March 17, 2017
To Our Fellow Stockholders:
During the past year, the Realogy Holdings Corp. Board of Directors has focused on five primary areas:

•	Adding Depth to our Board;

•	Strategy;

•	Talent Development & Succession Planning;

•	Capital Allocation; and

•	Board and Management Investor Outreach.
What follows is a recap of our key 2016 accomplishments in each of these areas.
Adding Depth to our Board
Last year, we appointed three new Independent Directors to our Board, each of whom brings a unique background and level of expertise in areas that we had strategically targeted to best serve our Board and shareholders to the fullest.
In January 2016, we added Duncan Niederauer, the former CEO of the New York Stock Exchange, to our Board. In addition to his exceptional leadership experience and public company governance with the NYSE, Duncan brings with him a wealth of knowledge about the equity markets, technology and mergers and acquisitions. Duncan serves as chair of our Compensation Committee and is a member of the following Ad Hoc Committees established in 2016: the Succession Planning Committee and the Strategy Committee.
Chris Terrill, chief executive officer of HomeAdvisor.com, joined our Board in July 2016 and brought his technology expertise to the table. He is a seasoned Internet veteran who has specialized in consumer online subscription and marketplace business models with top-tier brands. Chris’s appointment to our Board strengthens our growing focus on innovation and Internet-driven business approaches, and he brings a new consumer perspective to our web-based initiatives. Chris is a member of our Strategy Committee.
In August 2016, we appointed Matthew J. Espe, former president and CEO of Armstrong World Industries, to our Board. He began his career with General Electric and was with the company for more than 20 years in various leadership roles for GE in Europe, Asia and the United States. Matt adds extensive strategic leadership experience and comprehensive knowledge of the homebuilding supplies market. Matt is a member of our Succession Planning Committee.
With these appointments, the Realogy Board now consists of nine members, eight of whom are classified as

Independent Directors under the NYSE listing standards and our corporate governance documents. We continue to make diversity a priority at the Board level, with one-third of our Board being women and approximately one-fifth comprised of minorities.
Strategy
Our Board has spent a substantial amount of time working with management to refine Realogy's mid- and long-term strategic planning process at the overall Realogy level and extending into each individual operating unit as well. We are cognizant of the changing competitive landscape and the growing influence of technology on the real estate industry, and our strategic vision for the Company has been underscored by a commitment to being on the leading edge of innovation and technology.
In addition to near-term objectives, such as efforts focused on increasing NRT’s market share and improving operating effectiveness, the Board and management's focus has been on looking out three to five years to enhance the potential growth trajectory of Realogy. To assist the Board’s oversight in this area, the Board formed a Strategy Committee, which consists of four Independent Directors, and Realogy has retained a top-tier consultant to assist in this endeavor.
Talent Development & Succession Planning
The Board continues to place significant emphasis on succession planning and talent development and works closely with Richard A. Smith, our CEO, and Sunita Holzer, Chief Human Resources Officer. The succession planning work includes a comprehensive semi-annual review of the plan by the Compensation Committee of the Board and as described below the establishment of a Succession Planning Committee of the Board. Management has taken a number of action steps to substantially enhance our talent development program and to make investments in human capital and training for the future leaders of our company.
Since the 2016 Annual Meeting, Realogy has made a number of key appointments in the senior management team as described in the accompanying Letter from the CEO and Chairman.
The new Succession Planning Committee formed in October 2016 formalized the Board’s focus on CEO succession planning and to assure an orderly transition at the time our current CEO retires. As part of this process, this committee is identifying and assessing candidates for a newly created position of President and Chief Operating Officer.

Capital Allocation
In February 2016, the Board authorized a share repurchase program of up to $275 million to enable us to return capital to stockholders while maintaining the flexibility to invest in the growth of our company through acquisitions, market expansion and innovative technologies. During 2016, we repurchased 7.1 million of our outstanding shares for an aggregate of $199 million pursuant to this share repurchase program, leaving a balance of $76 million authorized under the initial repurchase program. In February 2017, our Board approved a new share repurchase authorization program for an additional $300 million.
We also initiated a quarterly cash dividend of $0.09 per share in August 2016 and paid cash dividends in August and December 2016, returning an additional $26 million to stockholders.
Board and Management Investor Outreach
Realogy devotes substantial management resources to reach out and meet with existing and potential stockholders each quarter. In 2016, our outreach included Independent Director meetings with stockholders who beneficially owned an aggregate of approximately 11% of our outstanding common stock and we look forward to continuing to engage in a meaningful dialogue with our investors.
Sincerely,

Michael J. Williams
Lead Independent Director
c/o Corporate Secretary
Realogy Holdings Corp.
175 Park Avenue
Madison, NJ 07940

REALOGY HOLDINGS CORP.
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
March 17, 2017

Date:	Wednesday, May 3, 2017
Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect nine Directors for a term expiring at the 2018 Annual Meeting of Stockholders;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2017; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the financial community and other guests of Realogy Holdings Corp. may attend the meeting.
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Record Date:
March 7, 2017 is the record date for the meeting. This means that owners of Realogy Holdings Corp. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.
Information about the Notice of Internet Availability of Proxy Materials:
We are providing access to our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2016, to all of our stockholders, via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 17, 2017, we will begin mailing a Notice to all stockholders as of March 7, 2017, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission or SEC called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.
Our proxy tabulator, Computershare Trust Company, N.A., must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Tuesday, May 2, 2017.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

i

REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (the "Board") to encourage you to vote your shares at our 2017 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "the Company," "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2017 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders beginning on or about March 17, 2017 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2017 annual meeting of stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.
EXECUTIVE SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.
This summary contains the following non-GAAP financial measures: Adjusted (Covenant) EBITDA, Operating EBTIDA, adjusted net income, adjusted net income per share and free cash flow. Definitions of these terms are included as Annex A to this proxy statement and reconciliations of these non-GAAP terms to their most comparable GAAP terms are set forth in the tables to the Company's press release dated February 24, 2017.
Annual Meeting of Stockholders

Date and Time:	May 3, 2017, 9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp. 175 Park Avenue Madison, NJ 07940
Record Date:	March 7, 2017
Voting Matters and Vote Recommendations

Voting Matters	Proposal No.	Our Board's Vote Recommendation
Election of Directors (pages 20 to 26)	1	"FOR" all nine Director nominees
Advisory Approval of the Compensation of our Named Executive Officers (page 61)	2	"FOR"
Ratification of Appointment of the Independent Registered Public Accounting Firm (page 62)	3	“FOR”
Corporate Governance Highlights

•	Eight independent Directors (89% of the Board)

•	Board diversity with women representing 33% of the current Directors and 22% comprised of minorities

•	Lead Independent Director

•	All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are Independent

•	Annual election of Directors

•	Majority voting for Directors and Director Resignation Policy

•	Pay-for-performance executive compensation philosophy

•	Robust executive and Director stock ownership guidelines

•	No Director nominated for election attended less than 75% of Board and Committee meetings held in 2016

•	Board Corporate Governance Guidelines requiring annual performance evaluation of the Board

•	2016 Board emphasis on adding depth to the Board, strategy, succession planning and talent management and capital allocation

2016 Company Performance
For the year ended December 31, 2016, Realogy reported the following financial results:

•	Revenues were up 2% year-over-year.

•	Net income was $213 million and net income per share was $1.47.

•	Adjusted net income was $239 million and Adjusted earnings per share of $1.65 increased 9% year over year.

•
On a combined basis, our franchised and company-owned brokerage segments achieved homesale transaction volume (transaction sides multiplied by average sale price) of approximately $473 billion in 2016, a 4% increase from the prior year.

•
Franchise sales, which include new franchisees as well as the recruitment of independent sales associates by our franchisees, increased by 6% year over year to $309 billion as measured by the gross commission income of the new franchisees and recruited independent sales associates.

•
Realogy expects to achieve annual run-rate savings of $69 million in 2017 from business optimization actions taken in 2016, after incurring approximately $39 million of total restructuring costs in 2016. The Company realized $33 million of savings in 2016 by reducing complexity and costs while improving service levels.

•	We generated $457 million in free cash flow and used that free cash flow to return capital to stockholders, make acquisitions and deleverage our balance sheet.

•
During 2016, we repurchased 7.1 million of our outstanding shares for an aggregate of $199 million pursuant to this share repurchase program, leaving a balance of $76 million authorized under the initial repurchase program. In February 2017, our Board authorized a new share repurchase program for an additional $300 million.

•	We also initiated a quarterly cash dividend of $0.09 per share in August 2016 and paid cash dividends in August and December 2016, returning an additional $26 million to stockholders.

•	We reduced our net debt to Adjusted (Covenant) EBITDA ratio ("leverage") to 3.8 to 1 at December 31, 2016 from 3.9 to 1 at December 31, 2015.

•
Before the mark-to-market adjustments for our interest rate swaps, interest expense decreased $43 million to $168 million in 2016 from $211 million in 2015 as a result of a reduction in total outstanding indebtedness and a lower weighted average interest rate.

* * * * *
Executive Compensation
The Company and the Compensation Committee believe strongly in pay for performance. We design our compensation programs to attract and retain accomplished and high-performing executives and to motivate those executives to consistently achieve short- and long-term goals that will create sustainable growth in stockholder value. To do this, we focus a significant percentage of our executive officers’ compensation on both annual and long-term incentive awards intended to reflect growth in our business and in our share price in the short and long term, with a relatively modest portion of compensation paid in fixed base salary.
In 2016, we continued to place most of our named executive officers’ total target direct compensation “at risk,” with incentive programs tied to financial performance measures and our stock price performance. We have a mix of short and long-term metrics that target stockholder priorities—EBITDA growth, free cash flow generation and relative total stockholder returns (RTSR).

•	88% of the CEO 2016 Total Direct Compensation was At-Risk and Based upon Company Performance.

This program design is intended to motivate our executive officers to achieve positive short- and long-term results for our stockholders.
Recent Operating Performance was Strongly Considered by the Compensation Committee in the Establishment of 2016 CEO Target Compensation. The Compensation Committee made no change to the aggregate value of the CEO’s LTIP awards in light of the poor stock performance in 2015, nor any change to his base salary or target bonus opportunity.(1)
Annual Bonus and Long-Term Incentive Payouts are Aligned with Performance. Our Compensation Committee sets aggressive compensation targets to achieve growth and increase stockholder value, and our 2016 operating plan assumed continued solid growth over 2015.

•
Given our overall financial and operational performance in 2016, the payments under the 2016 Annual Executive Incentive Plan were below the target amount established for our CEO, CFO and two of the three other named executive officers (collectively, the "NEOs").

•
In addition, given our operating performance over the trailing three-year period, the payouts to the CEO and other NEOs under the 2014 performance share unit awards based upon the three-year performance period ended December 31, 2016 was 56% of target, while the realized value was 30% of target, reflecting the significant decline in our stock price from the date on which the awards were granted in February 2014 through December 31, 2016.

When stockholders experience gains or losses, compensation follows in the same trajectory. In light of the Company's operating performance over the past three years and holding CEO target direct compensation flat over the past two years, CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) for the period from February 24, 2014 through 2016 lost 49% of its value as of December 31, 2016, reflecting both below target performance on certain metrics and a declining stock price. Similarly, the CEO long-term incentive awards granted in 2014-2016 lost 67% of their grant date fair value as of December 31, 2016.
With respect to 2016 compensation itself, CEO target total direct compensation (based upon target bonus award and grant date fair values of the equity awards) lost 42% of its value as of December 31, 2016, reflecting both below target performance on certain metrics and a declining stock price. Similarly, the 2016 CEO long-term incentive awards lost 54% of its grant date fair value as of December 31, 2016.
As illustrated by the charts below, the realizable CEO compensation losses were aligned with the losses experienced by our stockholders, based upon the 46% decline in our stock price from February 27, 2014 (the date on which the 2014 LTIP was granted) to year-end 2016 and the 21% decline in our stock price from February 26, 2016 (the date on which the 2016 LTIP was made) to year-end 2016.(1) For comparison purposes, the stock declined 30% for full year 2016.

_______________

(1)
As discussed more fully in the "Compensation Discussion & Analysis" section of this proxy statement, several of the Stock Awards were subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan, which was received on May 4, 2016, the official date of grant for financial reporting purposes of several of the Stock Awards. There was a $1.08 increase in our stock price from February 26, 2016 (the date on which the Stock Awards were issued) to May 4, 2016, which modestly increased the grant date value of a portion of the Stock Awards.

Change in Realogy Stock Price, CEO 2014-2016 Realizable Total Direct Compensation and CEO 2014-2016 Realizable Long-Term Incentive Awards Between February 27, 2014 and December 31, 2016

Change in Realogy Stock Price, CEO 2016 Realizable Total Direct Compensation and CEO 2016 Realizable Long-Term Incentive Awards Between February 23, 2016 and December 31, 2016

The Company and the Compensation Committee believe in strong compensation practices.

We do	We don't
Tie Pay to Performance	Provide Change in Control Severance Tax Gross-Ups under our Severance Agreements
Use “double triggers” in our severance agreements and equity awards	Permit stock option repricing without stockholder approval
Have significant stock ownership guidelines	Provide significant executive-only perquisites
Have a clawback policy	Permit hedging or pledging of our stock by Directors or executive officers
Base short-term incentives entirely on achievement of a financial objective
Set performance targets for short-term incentives above prior year’s achievement level
Allocate at least 50% of long-term incentives to achievement of performance-based goals
Utilize multi-year measurement period for Performance Share Unit awards
Cap the Relative Total Stockholder Return portion of long-term incentives at target when the Absolute Total Stockholder Returns are negative
Conduct an annual risk assessment of our executive compensation program
Say on Pay. We received strong support for our executive compensation from our stockholders at our 2016 Annual Meeting of Stockholders, at which over 97% of the votes cast (including abstentions) on the “say-on-pay” proposal were in favor of the 2016 compensation that we paid to our named executive officers.
NEO Agreements. In February 2016, the Company entered into a new three-year severance agreement with each of the NEOs (other than the CEO) that were substantially similar to the existing NEO employment agreements that were due to expire in April 2016, with certain modifications to reflect current best practices, including the elimination of severance upon termination for death or disability and an express provision that the Company’s Clawback Policy applies in the event the NEO breaches his or her restrictive covenants.
In March 2017, the Board entered into a new employment agreement with Mr. Smith, our CEO, to continue with the Company for an additional two years. The new agreement replaces Mr. Smith's prior employment agreement, which had a term expiring in April 2017. The new CEO employment agreement contains the following material changes from Mr. Smith's prior employment agreement, consistent with best practices and the Company's CEO succession plan:

•	the CEO's duties include the progressive development of a successor;

•	the target bonus incentive has been reduced from 200% to 150%, which aligns with the median of the compensation peer group; and

•	the severance payable upon a termination by the Company without Cause or by the CEO for Good Reason has been reduced from 3.0 times to 2.4 times the sum of his annual base salary and target bonus.
The new CEO employment agreement is otherwise substantially similar to the severance agreements entered into by the other NEOs in 2016.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 17, 2017, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2017 Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investor Relations section of our website at www.realogy.com.
When and where will the annual meeting be held?
The annual meeting will be held on Wednesday, May 3, 2017 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the meeting?
You are being asked to vote on the following:

•	the election of nine Directors for a one-year term (nominations for Director must comply with our Bylaws including the applicable notice requirements);

•	the advisory approval of our executive compensation program;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2017; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 7, 2017 (record date) are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 140,076,116 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under "How do I attend the meeting?").

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under "How do I attend the meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the stockholder advisory vote to approve our executive compensation program; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2017.
How many votes are required to approve each proposal?
In the election of Directors at the annual meeting, the affirmative vote of a majority of the votes cast with respect to a Director nominee will be required to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors. (A plurality voting standard would apply in the event of a contested Director election.)
Under the Director Resignation Policy, an incumbent Director who does not receive the requisite majority of the votes cast for his or her election in an uncontested election shall tender his or her resignation to the Board. Pursuant to the Director Resignation Policy, the Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, the action to be taken with respect to the tendered resignation. In making its decision, the Board may consider any information, factors and alternatives it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the date of the stockholders’ meeting at which the election of the Director occurred.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions and broker non-votes will have the effect of a vote against any of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees and the advisory vote on executive compensation. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.
How do I attend the meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.
How are proxies solicited?
Morrow Sodali LLC has been retained to advise and assist in soliciting proxies at a cost of $8,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I submit a stockholder proposal for the 2018 meeting?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 16, 2017. In general, any stockholder proposal to be considered at next year's annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 3, 2018 and not later than February 2, 2018. However, if the date of the 2018 Annual Meeting of Stockholders is not within 30 days before or after May 3, 2018, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2018 Annual Meeting of Stockholders must comply with the requirements of our Bylaws. A stockholder may obtain a copy of our Bylaws on our website or by writing to our Corporate Secretary.
Our Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria and procedures described in this proxy statement under Election of Directors. The Nominating and Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on The New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
The New York Stock Exchange listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•
Realogy Holdings does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•
The Director is not currently, and has not within the last three years been, employed by Realogy Holdings' present auditors, nor have any of his or her immediate family members been so employed (except in a non-professional capacity not involving Realogy Holdings' business).

•
Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an "interlocking directorate" in which an executive officer of Realogy Holdings serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Realogy Holdings for property or services in an amount in any of the last three fiscal years, exceeding the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

•
The Director currently does not have, and has not had within the past three years, a personal services contract with Realogy Holdings, its chairman and chief executive officer or other executive officer.

•
The Director has not received, and such Director's immediate family member has not received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Realogy Holdings (other than (i) Realogy Holdings Board fees and committee fees, (ii) pension or other forms of deferred compensation from prior service so long as such compensation is not contingent in any way on continued service and (iii) in the case of an immediate family member, compensation as a non-executive officer employee of Realogy Holdings).

•
The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Realogy Holdings Corp. within the last three years gave directly or indirectly through the provision of services, more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000.

Determination of Director Independence
In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by The New York Stock Exchange listing standards and our Director Independence Criteria:
Raul Alvarez,
Fiona P. Dias,
Matthew J. Espe,
V. Ann Hailey,
Duncan L. Niederauer,
Sherry M. Smith,
Chris Terrill, and
Michael J. Williams.
All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are Independent Directors as required by The New York Stock Exchange listing standards, SEC rules as applicable and our Director Independence Criteria.
The Board follows a number of procedures to review, and if necessary and appropriate, approve material related party transactions.

•
Pursuant to its written charter, the Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC.

•
The Audit Committee also has a written policy with respect to the approval of transactions in which a related person has a material direct or indirect interest. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm's-length transactions with unrelated parties.

•	Each Board member answers a questionnaire designed to disclose conflicts and related party transactions.

•	We also review our internal records for related party transactions.
In making determinations of Director independence, the Board took into consideration that several of our Independent Directors, either before they joined the Board or during their tenure as Directors, utilized the brokerage services of our Company-owned brokerages and/or our franchisees in the purchase or sale of residential real estate and/or the Company's title and settlement services in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any material relationship with us other than as a Director.

Committees of the Board
The following describes our standing Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements and the Company's ethics program;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or Director under, the code of ethics.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. The Board has direct oversight of operational and strategic risks while the Compensation Committee addresses compensation, talent management and succession planning related risks. For a more detailed discussion of the oversight of risk management, see "—Oversight of Risk Management."
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment has determined that all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams and Sherry M. Smith are audit committee financial experts within the meaning of applicable SEC rules.
The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.

Compensation Committee
The purpose of the Compensation Committee is to:

•
oversee management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Realogy Holdings and Realogy Group, (ii) reviewing and approving management incentive policies and programs and exercising discretion in the administration of such programs, (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs, and (iv) stock ownership and clawback policies applicable to the senior management group or other employees;

•
review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group;

•	provide oversight concerning selection of officers, expense accounts and severance plans and policies of Realogy Holdings and Realogy Group;

•	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement;

•
no less frequently than annually review the talent development and succession plans for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group (officers who report to the CEO's direct reports) and make recommendations to the Board as appropriate regarding possible successors for these positions; and

•
prepare an annual compensation committee report, provide regular reports to the Realogy Holdings and Realogy Group Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Realogy Holdings and Realogy Group.

For additional information regarding the Compensation Committee's processes and procedures, see below under "Executive Compensation—Compensation Discussion and Analysis—Compensation Committee; Consultant; and Role of Chief Executive Officer."

As required by the rules of The New York Stock Exchange, all of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards. Each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee Report is provided below under the Executive Compensation section of this Proxy Statement. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee involve the oversight of Board governance practices, including the development of governance policies and practices and making recommendations to the Board relating to such policies and practices. These duties and responsibilities include the following:

•	implementation and review of criteria for membership on our Board and its committees;

•	identification and recommendation of proposed nominees for election to our Board and membership on its committees;

•	development of and recommendation to our Board of principles regarding corporate governance and related matters (including management succession planning);

•	review of, and make recommendations to the Board relating to, the compensation of and reimbursement and stock ownership policies for members of the Boards of Realogy Holdings and Realogy Group; and

•	overseeing the evaluation of the Board.
As required by the rules of The New York Stock Exchange, all of the members of the Nominating and Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards.
The Nominating and Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.

Committee Membership
The following chart provides the membership of our standing committees at December 31, 2016:

Director (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raul Alvarez	—	M	M
Fiona P. Dias	—	M	M
Matthew J. Espe	—	—	—
V. Ann Hailey	C	—	M
Duncan L. Niederauer	—	C	—
Sherry M. Smith	M	—	—
Chris Terrill	—	—	—
Michael J. Williams	M	M	C
Meetings held during 2016	10	5	7
_______________
M = Member
C = Chair

(1)	Each member of each Committee is an Independent Director.

The chart does not include two Ad Hoc Committees of the Board, established in 2016:

•	the Ad Hoc Succession Planning Committee, comprised of Ms. Smith (as Chair), and Messrs. Niederauer and Espe; this committee held five meetings in 2016; and

•
the Ad Hoc Strategy Committee, comprised of Messrs. Williams, Niederauer and Terrell (Mr. Terrell having joined the committee in October 2016) and Ms. Hailey; this committee held five meetings in 2016.

During 2016, the Board held twelve meetings.
Directors fulfill their responsibilities not only by attending Board and committee meetings and review of meeting materials, but also through communication with the Chairman and CEO, the Lead Independent Director and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
Each Director nominated for election attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.
Board Leadership Structure
The Board believes that Realogy's CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. At the same time, Independent Directors offer broader perspectives and play a key role in strategy development. Our governance practices promote and facilitate synthesis of these perspectives through regular direct communications between Directors and the Chairman and CEO. In addition, our Lead Independent Director frequently shares Independent Director insights and suggestions with the Chairman and CEO. Our Independent Directors bring experience, oversight and expertise from outside our company, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO, complemented by a strong Lead Independent Director role, promotes strategy development and execution, and facilitates both dialog and information flow between management and the Board, all of which are essential to effective governance.
One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with a Lead Independent Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy review and independent oversight of management. The Board selected Michael J. Williams, an independent Director who serves as Chair of the Nominating and Corporate Governance Committee, to serve as the Board's Lead Independent Director. In his capacity as Lead Independent Director, Mr. Williams leads the executive sessions of the Non-Management and Independent Directors, serves as a liaison between the Chairman and the other members of the Board including providing feedback to the Chairman from the other members of the Board after each meeting of the Board, coordinates with the Non-Management Directors between meetings, assists the Chairman and Chief Executive Officer in preparing Board meeting agendas and schedules and has the authority to call meetings of the Independent or Non-Management Directors or of the entire Board. In preparation for meetings, Mr. Williams frequently reviews drafts of key presentations and consults with members of senior management. In addition, other members of the Board arrange periodic visits to the Company's offices where they meet with members of management to gain a deeper understanding of Company operations. Directors have also attended conferences and other strategic events.
Strategic Planning
Our Board has spent a substantial amount of time working with management to refine Realogy's mid- and long-term strategic planning process at the overall Realogy level and extending into each individual operating unit as well. We are cognizant of the changing competitive landscape and the growing influence of technology on the real estate industry, and our strategic vision for the Company has been underscored by a commitment to being on the leading edge of innovation and technology.
In addition to near-term objectives, such as efforts focused on increasing NRT’s market share and improving operating effectiveness, the Board and management's focus has been on looking out three to five years to enhance the potential growth trajectory of Realogy. To assist the Board’s oversight in this area, the Board formed a Strategy Committee, which consists of four Independent Directors, and Realogy has retained a top-tier consultant to assist in this endeavor.
Succession Planning
The Board is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each member of the Executive Leadership Committee or ELC, which includes the Chief Financial Officer, the Chief Executive Officer of each of the four business units, the Chief Operating Officer and President of RFG, the Chief Information Officer, the Chief Human Resources Officer and the General Counsel. The Board works with the Compensation Committee (and, as appropriate, the Nominating and Corporate Governance Committee) with respect to the Company's programs and plans in the areas of talent development and succession planning and the May and November 2016 meetings of the Compensation Committee and the Board were focused on these areas.
Management has taken a number of action steps to substantially enhance our talent development program and to make investments in human capital and training for the future leaders of our company.
Since the 2016 Annual Meeting, Realogy has made a number of key appointments in the senior management team as highlighted below and described more fully in the accompanying Letter from the CEO and Chairman:

•	the recruitment of global franchising and branding veteran John Peyton to the newly created role of

President and Chief Operating Officer for RFG. Pursuant to our succession plan, Mr. Peyton will become President and Chief Executive Officer of RFG, effective April 1, 2017, following the previously disclosed retirement of Alexander E. Perriello III.

•
Also within RFG, in September 2016, the appointment of Charlie Young as President and CEO of Coldwell Banker Real Estate LLC, and his role as President and CEO of ERA Franchise Systems LLC was assumed by Sue Yannaccone, who was promoted from her position as ERA’s Chief Operating Officer.

•
At NRT, the August 2016 promotion of Ryan Gorman as Chief Strategy & Operating Officer. A 12-year Realogy veteran, Ryan is leading the execution of many of the growth and efficiency initiatives underway at NRT.

The Board also established a Succession Planning Committee in October 2016 to formalize the Board’s focus on CEO succession planning and to assure an orderly transition at the time our current CEO retires. As part of this process, this committee is identifying and assessing candidates for a newly created position of President and Chief Operating Officer.
The Board has an emergency succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.
Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the key risks facing us and our risk management strategy and seeks to ensure that risks—inherent and undertaken by us—are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
Realogy's enterprise risk management (“ERM”) program recognizes the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission but it has fashioned a process that addresses our specific goals and objectives.
A Senior Vice President who reports to the Chief Financial Officer, is responsible for implementing the Company’s ERM processes. At least annually, this officer presents to the Board a comprehensive review of the Company’s ERM processes. The presentation includes an update on any new key risks that have been identified and assessed during the year and the strategies management has developed for managing them.
At other meetings of the Board throughout the year, this Senior Vice President and members of various Company risk management committees present updates on the Company’s ERM processes and specific potential risks and trends. In addition, the Chairman, Chief Executive Officer and President addresses as necessary at the regularly scheduled Board meetings any areas of risk requiring Board attention. In the course of reviewing the Company’s strategic initiatives throughout the year, and in one in-depth meeting devoted solely to strategy, the Board considers whether the strategies are appropriately aligned to mitigate the risks identified in the ERM process as well as to act upon opportunities intended to keep the Company well-positioned for the future.
The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations, legal and regulatory obligations, talent development, information technology (including cybersecurity risks) and business strategy.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board, the reputation of the Company and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile and risks related to succession planning and talent management. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.

Executive Sessions of Non-Management and Independent Directors
The Independent Directors meet regularly without any members of management present. Until November 2016, the Board had a Non-Management Director and during that period the Non-Management Directors and Independent Directors met regularly and at least once a year with only Independent Directors present. The Lead Independent Director chairs these sessions.
Committees of the Board also regularly hold executive sessions without management present. These sessions are led by the Committee Chairs.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual Independent Director or the Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of Realogy's website at www.realogy.com. The purpose of the Code of Conduct is:

•	to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company;

•	to protect Company information and assets; and

•	to promote compliance with all applicable laws, rules and regulations that apply to the Company and its officers.
Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the

World's Most Ethical Companies in each of the past six years.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.
Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.
Compensation of Directors
Independent and Non-Management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Directors who are members of management receive no compensation for Board service.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards. The Compensation Committee undertakes an annual review of the competitiveness of the compensation paid to the Company's Directors, and receives advice from its independent compensation consultant on market comparables. See "Compensation Discussion & Analysis

—Role of Compensation Consultant" on page 44 of this proxy statement. The Compensation Committee recommends changes, if any, to the Nominating and Corporate Governance Committee, which in turn makes recommendations to the Board.
In May 2016, based upon an analysis performed by its compensation consultant, the Compensation Committee recommended the following changes to Director compensation:

•	a $10,000 increase in the Annual Director Retainer to $195,000, with 50% of the increase in cash and 50% in equity;

•	a $15,000 increase in the Lead Independent Director Fee to $40,000; and

•
effective January 1, 2017, elimination of the $100,000 New Director Equity Grant with the understanding that the equity portion of the Annual Director Retainer would be further increased by $20,000 to $140,000, effective May 2017.

The Nominating and Compensation Committee in turn recommended these changes to the Board, which approved them, effective May 4, 2016.
The Board also is subject to stock ownership guidelines for Directors as discussed under "Governance of the Company—Independent and Non-Management Director Stock Ownership Guidelines" pursuant to which the Independent and Non-Management Directors must retain a meaningful portion of their equity compensation.
The following table sets forth the compensation for services payable to our Directors as of December 31, 2016:

Compensation(1)
Annual Director Retainer(2)	$195,000
New Director Equity Grant(3)	100,000
Board and Committee Meeting Attendance Fee	—
Lead Independent Director Fee	40,000
Audit Committee Chair	20,000
Audit Committee Member	15,000
Compensation Committee Chair	15,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	7,500
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our Chairman and Chief Executive Officer) do not receive compensation for serving as Directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Retainer") is paid as follows: $75,000 in cash, payable in quarterly installments, and $120,000 in the form of restricted stock units. The restricted stock units vest one year following the date of grant (or in the case of a new Director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the first anniversary of the date of the Annual Meeting of Stockholders for the preceding year). As described above, commencing with the equity grant made immediately following this Meeting, in lieu of paying a New Director Equity Grant, the value of the restricted stock unit grant will be increased to $140,000, thereby increasing the Annual Director Retainer by $20,000 to $215,000.

(3)
The grant is made in the form of restricted stock units that vest over a three-year period, in equal annual installments commencing one year from the date of grant. As described above, the New Director Equity Grant was eliminated effective January 1, 2017.

The cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on the date they are appointed to the Board, with the amount pro-rated for the period from the date of grant until the first anniversary of the immediately preceding Annual Meeting of Stockholders). Directors may elect to receive fully vested shares of common stock in lieu of cash.
A Director may also defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Deferred Compensation Plan. Cash fees deferred will be in the form of restricted stock units settleable in shares of Realogy Holdings common stock; the number of restricted stock units issuable in connection with a deferral of cash fees will be calculated by dividing the amount of the deferred cash fees by the fair market of the common stock on the date of grant. Generally, a Director's deferral will be paid on a fixed date elected by the Director, or, if earlier, on the first anniversary following a Director's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a Director's separation of service for elections made on or after December 11, 2014. A Director may elect to defer to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board does not receive any additional compensation for service on the Board of Directors of our subsidiaries, unless there is a committee of any such subsidiary where there is not a corresponding committee of the Company.
We reimburse Independent Directors for all travel and other expenses incurred in connection with attending Board and Committee meetings and for continuing director education programs they attend.
The following sets forth information concerning the compensation of our Independent and Non-Management Directors in 2016, including that earned by three Directors whose service ended during the year:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(5)(6)	Total ($)
Current Directors:
Raul Alvarez(2)	88,000	120,000	208,000
Fiona P. Dias(2)	90,833	120,000	210,833
Matthew J. Espe(3)	31,250	190,000	221,250
V. Ann Hailey(2)	115,833	120,000	235,833
Duncan L. Niederauer(2)(4)	84,167	250,000	334,167
Sherry M. Smith(2)	88,333	120,000	208,333
Chris Terrill(3)	37,500	200,000	237,500
Michael J. Williams(2)	151,000	120,000	271,000
Former Directors:
Marc E. Becker(2)	73,000	120,000	193,000
Jessica M. Bibliowicz	28,333	—	28,333
Brett White	34,166	—	34,166
_______________

(1)
For Mr. Alvarez, represents fees earned in cash but paid in deferred stock units and for Messrs. Becker and Williams, fees earned in cash were paid in stock pursuant to elections made by those Directors.

(2)
The table reflects under the column "Stock Awards," the $120,000 grant date fair value of restricted stock unit awards granted to such Director in May 2016 immediately following the 2017 Annual Meeting of Stockholders, representing the equity portion of the annual Director retainer. Mr. Becker resigned as a Director in November 2016 and accordingly did not serve the one year vesting period under the restricted stock unit award. Accordingly, Mr.Becker's stock award reported in the table was forfeited upon termination of service.

(3)
The "Stock Awards" column reflects the grant date fair value of restricted stock units granted to Mr. Terrill and Mr. Espe upon joining the Board in early July and August 2016 in the amounts of $200,000 and $190,000, respectively (consisting of $100,000 for the New Director Equity Grant and the $120,000 annualized Director retainer, pro-rated from the respective dates of grant to the date of the 2017 Annual Meeting of Stockholders).

(4)
The "Stock Awards" column includes restricted stock unit awards granted to Mr. Niederauer when he joined the Board near the end of January 2016, with a grant date fair value of $130,000 (consisting of $100,000 for the New Director Equity Grant and a $120,000 annualized Director retainer, pro-rated from the date of grant to the date of the 2016 Annual Meeting of Stockholders).

(5)
The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(6)	As of December 31, 2016, each of the Independent Directors held the following equity awards:

	December 31, 2016
Name	Aggregate Number of Restricted Stock Unit Awards	Options to Purchase the Aggregate Number of Shares
Raul Alvarez	3,560	—
Fiona P. Dias	3,560	—
Matthew J. Espe	6,152	—
V. Ann Hailey	3,560	17,364
Duncan L. Niederauer	6,625	—
Sherry M. Smith	4,313	—
Chris Terrill	7,064	—
Michael J. Williams	3,560	9,573
Independent Director
Stock Ownership Guidelines
To create linkage with stockholders, the Board has established guidelines that require each Non-Management and Independent Director to beneficially own an amount of our stock equal to at least five times the cash portion of the annual Director retainer (or $375,000 of value based upon the current $75,000 cash portion of the annual retainer) by May 2018 or within five years of joining the Board. Shares of Realogy common stock, deferred stock units, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options are not counted.

Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of common stock as of March 7, 2017 by (i) each person known to beneficially own more than 5% of the common stock, (ii) each of our named executive officers, (iii) each member of the Board and (iv) all of our executive officers and members of the Board as a group. At March 7, 2017, there were 140,076,116 shares of common stock outstanding.
The amounts and percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
The Vanguard Group (1)	10,748,445	7.7%
FMR LLC (2)	10,678,040	7.6%
EdgePoint Investment Group Inc.(3)	10,084,484	7.2%
Richard A. Smith (4)	1,170,630	*
Anthony E. Hull (5)	341,863	*
Donald J. Casey (6)	149,075	*
Alexander E. Perriello, III (7)	230,697	*
Bruce Zipf (8)	250,200	*
Raul Alvarez (9)	—	*
Fiona P. Dias (10)	—	*
Matthew J. Espe (11)	—	*
V. Ann Hailey (12)	30,227	*
Duncan L. Niederauer (13)	12,446	*
Sherry M. Smith (14)	—	*
Chris Terrill (15)	3,557	*
Michael J. Williams (16)	33,770	*
Directors and executive officers as a group (18 persons) (17)	2,583,719	1.8%
_______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 3 to Schedule 13G filed by such person with the SEC on February 10, 2017. The principal address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 85,667 shares of common stock, sole dispositive power over 10,654,413 shares of common stock, shared voting power over 16,000 shares of common stock and shared dispositive power over 94,032 shares of common stock.

(2)
The information in the table is based solely upon Amendment No. 4 to Schedule 13G filed by such person with the SEC on February 14, 2017. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR reported sole voting power over 210,955 shares of common stock and sole dispositive power over all 10,678,040 shares of common stock.

(3)
The information in the table is based solely upon the Schedule 13G filed by such person with the SEC on February 14, 2017. The principal address for EdgePoint Investment Group Inc. is 150 Bloor Street W Suite 500, Toronto, A6  M5S 2X9. EdgePoint reported shared voting and dispositive power over all 10,084,484 shares of common stock.

(4)
Includes 798,304 shares of common stock underlying options. Does not include 285,451 shares of common stock underlying options, 77,298 shares of common stock subject to a performance restricted stock unit award, shares issuable under performance share unit awards or 40,615 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 7, 2017.

(5)
Includes 240,980 shares of common stock underlying options. Does not include 94,621 shares of common stock underlying options, 39,639 shares of common stock subject to performance restricted stock unit awards, shares issuable under performance share unit awards or 6,473 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 7, 2017.

(6)
Includes 107,517 shares of common stock underlying options. Does not include 61,359 shares of common stock underlying options, 25,787 shares of common stock subject to performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 7, 2017.

(7)
Includes 187,285 shares of common stock underlying options. Does not include 32,431 shares of common stock underlying options, 12,926 shares of common stock subject performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 7, 2017.

(8)
Includes 196,412 shares of common stock underlying options. Does not include 89,263 shares of common stock underlying options, 37,580 shares of common stock subject to performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 7, 2017.

(9)	Does not include 20,643 shares issuable under deferred stock units that will not become settleable within 60 days of March 7, 2017.

(10)	Does not include 13,286 shares issuable under deferred stock units that will not become settleable within 60 days of March 7, 2017.

(11)
Does not include 3,261 shares of common stock subject to a restricted stock unit award or 2,935 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 7, 2017.

(12)	Includes 17,364 shares of common stock underlying options. Does not include 10,592 shares issuable under deferred stock units that will not become settleable within 60 days of March 7, 2017.

(13)
Includes 3,585 shares subject to vesting under a restricted stock unit award. Does not include 2,058 shares of common stock subject to a restricted stock unit award that will not vest within 60 days of March 7, 2017.

(14)
Does not include 758 shares of common stock subject to a restricted stock unit award or 8,568 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 7, 2017.

(15)
Includes 3,557 shares subject to vesting under a restricted stock unit award. Does not include 3,557 shares of common stock subject to a restricted stock unit award that will not vest within 60 days of March 7, 2017.

(16)	Includes 9,573 shares of common stock underlying options and 3,585 shares subject to vesting under a restricted stock unit award.

(17)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 246,932 shares of common stock underlying options and 2,009 shares subject to vesting under restricted stock unit and performance restricted stock unit awards. Does not include with respect to such other executive officers 160,460 shares of common stock issuable upon exercise of options, 74,725 shares subject to restricted stock unit and performance restricted stock unit awards, 11,642 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 7, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2016 reports were filed on time.

ELECTION OF DIRECTORS
Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board, which we refer to in this "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the 2017 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by Committee and Board discussions concerning the skills and competencies of the current membership of the Board. While the Board does not have any mandatory policies with respect to rotation of Committee assignments or chairs, its process for identifying and evaluating nominees does take into account the periodic rotations of committee chairs and committee members. Its process also seeks to address both short-term and longer-term needs of the Board. Once the need for a new Director has been determined, the Board begins a process to identify a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether Director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates undergo a series of interviews with, and evaluations by, the CEO, the Chair of the Committee and generally one or more other members of the Committee. In addition, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Using the input from the interviews and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and Bylaw Procedures. The Committee will consider written proposals from stockholders for nominees for Director. Nominations should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.
Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board.

Our Bylaws, as amended by our Board effective November 4, 2014, have been filed as an exhibit to our Current Report on Form 8-K filed on November 10, 2014. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the Bylaws as to the Director nominee, information about the stockholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an Independent Director or that could be material to a reasonable stockholder's understanding of the independence of the nominee.
To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a stockholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.
The Committee intends to use a substantially similar evaluation process as described herein for candidates identified by Directors or management to evaluate nominees for Director recommended by stockholders.
General Qualifications. The Board believes all Directors should possess certain personal characteristics, including personal and professional integrity, substantial professional achievement, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance

Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the success of a midcap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a focus on branding); professional expertise and educational background; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy, and when searching for a candidate to serve on the Audit Committee, financial expertise.
When determining whether to recommend a Director for re-election, the Committee also considers the Director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an Independent Director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee Director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.
As shown below, our current Directors have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

•	five Directors (including our CEO) are current or former chief executive officers or presidents of mid or large-cap publicly traded companies;

•	two Directors are former chief financial or chief accounting officers of publicly traded companies;

•	three Directors have significant industry knowledge;

•	three Directors are women;

•	one Director is Hispanic;

•	one Director is Asian; and

•	the age range for the Directors is 49-66.
Individual Skills and Experience. When evaluating potential Director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success. The Committee conducts annual evaluations of the Board, the Board's committees and individual Directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy;

•
operating experience as current or former executives, which gives Directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•	leadership experience, as Directors who have served in important leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting, financial and/or capital markets expertise, which enables Directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	technology and/or marketing experience; and

•
public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides Directors with a solid understanding of their extensive and complex oversight responsibilities—including risk management and strategic planning—and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each current Director's specific skills, knowledge and experiences. A particular Director may possess other skills, knowledge or experience even though they are not indicated below.

	Director Since	Industry	Operating	Leadership	Accounting and Financial	Technology and Marketing	Public Company Board/Corporate Governance
Director Nominees
Raul Alvarez	2013		x	x	x	x	x
Fiona P. Dias	2013		x	x		x	x
Matthew J. Espe	2016		x	x			x
V. Ann Hailey	2008		x	x	x	x	x
Duncan L. Niederauer	2016		x	x	x	x	x
Richard A. Smith	2007	x	x	x			x
Sherry M. Smith	2014			x	x		x
Chris Terrill	2016	x	x	x		x
Michael J. Williams	2012	x	x	x	x		x
The Board believes that all of the Directors are highly qualified. As the table shows, the Directors have leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. With the exception of Mr. Smith, our Chairman and Chief Executive Officer, all of our Directors satisfy all of our independence requirements. All Directors possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each Director biography below contains additional information regarding his or her professional experience, qualifications and skills.
Board of Directors
At the date of this proxy statement, the Board consists of nine members, eight of whom are Independent Directors under The New York Stock Exchange listing standards and our corporate governance documents.
At the 2014 annual meeting, our stockholders approved amendments to our Certificate of Incorporation to eliminate the classification of our Board on a rolling basis. Declassification will be completed at this Annual Meeting with all Directors being elected for a one-year term expiring at the 2018 Annual Meeting of Stockholders.
Our Board composition underwent significant changes in 2016:

•	Mr. Niederauer joined the Board in January 2016;

•	Mr. Brett White and Ms. Jessica Bibliowicz, who had been appointed as Directors in 2013, rolled off the Board in May 2016;

•	Messrs. Terrill and Espe were added in July and August 2016; and

•	Mr. Becker, after nearly 10 years of service on the Board, resigned in November 2016.

Seven of our nine current Directors have been elected by our public stockholders.
In February 2017, the Committee recommended, and the Board nominated, Raul Alvarez, Fiona P. Dias, Matthew J. Espe, V. Ann Hailey, Duncan L. Niederauer, Richard A. Smith, Sherry M. Smith, Chris Terrill and Michael J. Williams for election at the Annual Meeting. The nominees, all of whom are current Directors, are standing for election as Directors to hold office for a one-year term expiring in 2018 or until his or her successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board.
The information below regarding the age of each Director nominee is as of March 1, 2017, and includes each Director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each Director currently holds or has held during the past five years.
If a Director nominee should become unavailable to serve as a Director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of Directors on our Board.
Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
RAUL ALVAREZ, FIONA P. DIAS, MATTHEW J. ESPE, V. ANN HAILEY,
DUNCAN L. NIEDERAUER, RICHARD A. SMITH, SHERRY M. SMITH,
CHRIS TERRILL AND MICHAEL J. WILLIAMS.

Nominees for Election to the Board for a
One-Year Term Expiring at the 2018 Annual Meeting
Raul Alvarez, age 61, has been a Director since August 2013 and has served as a member of the Compensation Committee since December 2013 and a member of the Nominating and Corporate Governance Committee since May 2016. He is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez served as President and Chief Operating Officer of McDonald's Corporation from August 2006 until December 2009. Previously, he served as President of McDonald's North America from January 2005 to August 2006 and as President of McDonald's USA from July 2004 to January 2005. Mr. Alvarez is a Director at Dunkin' Brands Group, Inc., Lowe's Companies, Inc. and Eli Lilly and Company and served as a Director of McDonald's Corporation and KeyCorp until 2009.
Mr. Alvarez brings to the Board financial acumen as well as operating experience in franchising, company owned operations and executive leadership. His position as a Director of other public companies also enables him to share with the Board his experience with governance, audit and compensation issues facing public companies.
Fiona P. Dias, age 51, became a member of our Board in June 2013 and has served as a member of the Nominating and Corporate Governance Committee and Compensation Committee since August 2013. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held that position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions, from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias serves on the Board of Directors of Advance Auto Parts, Inc., and HSN, Inc. and served as a Director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.
Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a Director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.

Matthew J. Espe, age 58, joined the Board in August 2016. Since February 2017, he has served as the Chief Executive Officer of Radial, an omnichannel commerce technology and operations provider. Prior thereto, he served as the president and chief executive officer of Armstrong World Industries, Inc., a publicly traded global producer of flooring products and ceiling systems, from July 2010 until March 2015 when Armstrong split into two companies. Before joining Armstrong, he was chairman and chief executive officer of Ricoh Americas. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company. He was with GE for more than 20 years, where he served in various leadership roles in Europe, Asia and the United States, last as president and chief executive officer of GE Lighting. Mr. Espe serves as a member of the Board of Directors of Veritiv Corporation, NCI Building Systems, Inc., and WESCO International, Inc. He was formerly a member of the Boards of Directors of Armstrong World Industries (2010-2015), Unisys Corporation (2004 to 2014), and Con-Way Inc. (from June 2015 until its acquisition in November 2015).
Mr. Espe brings to the Board significant leadership experience, including serving as a CEO of two publicly traded companies. His skills include strategic vision, operational efficiency and driving change throughout an organization. His homebuilding experience should also provide the Board with another perspective on the residential real estate industry. Mr. Espe also has extensive corporate governance experience including his service on boards of publicly traded companies.
V. Ann Hailey, age 66, has served as a Director and Chair of our Audit Committee since February 2008, and as a member of our Nominating and Corporate Governance Committee since October 2012 and a member of our Compensation Committee from October 2012 to December 2013. From July 2012 to March 2014, Ms. Hailey served as President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and TD Ameritrade Holding Corporation. She served as a member of the Avon Products, Inc. Board of Directors from 2008 to March 2016 and the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009.

Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard Sale, Ms. Hailey added experience in Internet site development and selling as well as new venture management and funding.
Duncan L. Niederauer, age 57, has served as a Director of the Company since January 2016.  He is currently a managing member of 555 Capital, an angel investment fund, the non-executive Chairman of Scenic Advisement, LLC, which provides advisory services to private companies, and a founding partner of Mountain Top Advisory Group, a professional services firm focused on professional athletes. He previously served as chief executive officer of NYSE Euronext (the “NYSE”) from December 2007 until the NYSE’s merger with Intercontinental Exchange in November 2013, and thereafter continued to serve as chief executive officer of the NYSE until his retirement in August 2014. Prior to joining the NYSE, Mr. Niederauer worked at Goldman Sachs for 22 years, where he was a partner and co-Head of the Equities Division Execution Services and Head of Electronic Trading and e-Commerce Strategy.  Mr. Niederauer serves as a Director of First Republic Bank and is a member of its Investment Committee and Enterprise Risk Management Committee.
Mr. Niederauer is well qualified to serve as a member of the Board based on his experience at Goldman Sachs as well as his role as CEO of the NYSE. In addition to his leadership skills, Mr. Niederauer has a keen understanding of the capital markets and the impact that technology may have on a business, both as an enabler and a disrupter.
Richard A. Smith, age 63, has served as our President and Chief Executive Officer since November 13, 2007, as Chairman of the Board since March 2012, and as a Director since our separation from Cendant in July 2006. Prior to November 13, 2007, he served as our Vice Chairman of the Board and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant's Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Realogy.
Mr. Smith's current responsibilities and leadership as Chief Executive Officer of the Company make him well qualified to serve on the Board.
Sherry M. Smith, age 55, became a member of our Board in December 2014 and has served as a member of the Audit Committee since her appointment to the Board. Ms. Smith served as chief financial officer and executive vice president of SuperValu Inc., a grocery retailer and food distributor, from December 2010 until August 2013. She previously served as senior vice president of finance from 2006 until 2010, and before that as senior vice president of finance and treasurer from 2002 until 2005, and in various other capacities with SuperValu from 1987 to 2001, including accounting, audit, controller, compensation, mergers and acquisitions, strategic planning and treasury. She is a member of the Board of Directors of Deere & Company, Piper Jaffray Companies and Tuesday Morning Corporation.
The following qualifications led the Board to conclude that Ms. Smith should serve on Realogy's Board: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation and strategic planning, and her subject matter knowledge in the areas of finance and accounting.
Chris Terrill, age 49, joined the Board in July 2016. Mr. Terrill is the Chief Executive Officer of HomeAdvisor.com, a wholly owned subsidiary of IAC, and a leading nationwide home services digital marketplace that helps connect consumers with home professionals in the United States, as well as in France and the Netherlands under various brands. He has served in that role since May 2011. Prior thereto, he held senior marketing positions at Nutrisystem.com, the leader in the direct-to-consumer diet space, serving as its Chief Marketing Officer and Executive Vice President of eCommerce from June 2009 to May 2011 and Senior Vice President of e-commerce from January 2007 to June 2009. For one year prior to joining Nutrisystem.com, he served as Vice President of Product and Marketing for Blockbuster.com, the online division of Blockbuster Inc. Additionally, he spent six years with Match.com where he held several senior marketing roles, his last being Vice President of New Brands & Verticals, where he developed and launched new online brands, including Chemistry.com.
Mr. Terrill brings to the Board relevant experience in the areas of executive leadership, strategic planning and marketing and managing consumer behavior, including direct to consumer brands in the real estate services industry. Mr. Terrill is a seasoned Internet veteran who has specialized in consumer online subscription and marketplace business models.
Michael J. Williams, age 59, has been a Director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 (and as Chair of the Nominating and Corporate Governance Committee since August 2013), and a member of the Compensation Committee since January 7, 2013. Mr. Williams also has served as Lead Independent Director (or Presiding Director) since November 2013 and for three months prior thereto served as the ad hoc Presiding Director. Mr. Williams served as a senior advisor to Sterling Capital, a private equity firm, and as non-executive chairman of Prospect Mortgage, one of its portfolio companies, from November 2012 to November 2014. He acted as the Chairman and Chief Executive Officer of Prospect Mortgage, from December 2014 until the sale of that company in February 2017. He was President and Chief Executive Officer of Fannie Mae, and a member of its Board of Directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2016 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our "named executive officers" or "NEOs") as follows:

Richard A. Smith	Chairman, Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Donald J. Casey	President and Chief Executive Officer of Title Resource Group ("TRG")
Alexander E. Perriello, III(1)	Chairman and Chief Executive Officer of Realogy Franchise Group ("RFG")
Bruce Zipf	President and Chief Executive Officer of NRT LLC ("NRT")
_________

(1)
On February 23, 2017, Mr. Perriello notified the Company that he is retiring, effective March 31, 2017. John W. Peyton, the President and Chief Operating Officer of RFG, will become President and Chief Executive Officer of RFG, effective April 1, 2017.

Executive Summary
The Company's executive compensation practices reflect pay-for-performance principles and are aligned with the long-term interests of the stockholders. The executive incentive plans put in place in 2014, 2015 and 2016 are working as designed. Concurrent with the decline in our stock price, certain metrics have not been achieved and management has seen a substantial reduction in realizable compensation values for both short and long-term incentive plans. In 2016, for example, the Compensation Committee (referred to in this section as the "Committee") set robust annual bonus performance goals, and paid corporate executives at approximately 70% of target, principally due to the market share losses at NRT and the lack of improvement in the Company's operating leverage.
During 2016, the Committee:

•	continued the practice it initiated in 2014 of annual long-term incentive awards, predominantly performance-based equity, aligned with the interests of the stockholders;

•
utilized metrics for both its short and long-term plans tied to the growth of the Company both on absolute and relative bases and that require the achievement of robust performance targets aligned with stockholders' interest in EBITDA, free cash flow generation and relative total stockholder return (RTSR);

•	kept 2016 CEO target total direct compensation flat to 2015;

•
placed significant focus on talent development with semi-annual internal succession planning sessions and strong performance management to include competency assessment. This assessment allows us to further develop our talent and identify any critical leadership gaps;

•
As part of the succession planning process, during 2016, the Company recruited John Peyton, as the Chief Operating Officer and President of RFG, and promoted Ryan Gorman as Chief Strategy and Chief Operating Officer of NRT. Additionally, the Board's Succession Planning Committee is in the process of identifying and assessing candidates for a newly created position of President and Chief Operating Officer; and

•
maintained best practice executive compensation governance practices, including no excise tax gross ups; a clawback policy providing for the claw back of both cash and equity compensation; double trigger change in control provisions; robust stock ownership guidelines; no hedging or pledging of stock; and use of an independent compensation consultant.

Our annual bonus program in 2016 paid out at 70% of target with respect to consolidated results. The total 2016 CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) lost 49% of its value as of December 31, 2016 and the 2016 CEO long-term incentive awards lost 67% of their grant date fair value as of December 31, 2016 on a realizable basis. These realizable compensation losses in value were greater than the 21% decline in our stock price from the date on which the 2016 long-term awards were made in February 2016 to year-end 2016 and the 30% decline in our stock price for full year 2016.
The payouts to the CEO and the other NEOs under the 2014 performance share unit awards based upon the three-year performance period ended December 31, 2016 was 56% of target, while the realizable value was 30% of target, greater than the 46% decline in our stock price from the date on which the awards were granted in February 27, 2014 through December 31, 2016.  These programs exemplify the strong alignment of our compensation practices with stockholder experience.
2016 Executive Compensation Highlights
Among the executive compensation highlights for 2016 were the following:

•	88% of the CEO 2016 Total Direct Compensation is At-Risk and Based upon Company Performance.

•
The Plan Design of the 2016 Long-Term Equity Incentive Awards Consists Entirely of Performance-Based or "At-Risk" Awards. The following pie chart shows the equity vehicles comprising the CEO 2016 Long-Term Incentive Program or LTIP grant:

20%
40%
60%
PSU
20%
20%
Cumulative Free Cash Flow PSU
Relative Total Stockholder Return PSU
Options
Performance Restricted Stock Units

◦
60% of the CEO LTIP award (and 50% of the other NEO awards) -- based upon the value approved by the Committee—consists of performance share unit or PSU awards measuring performance over the three-year period ending December 31, 2018.

▪
40% of the CEO's entire LTIP grant is based upon free cash flow generation. The cumulative free cash flow metric aligns the CEO long-term compensation with the Company's operating performance, its strategic investments and acquisitions and its ability to delever the balance sheet.

▪
20% of the CEO's entire LTIP grant is based upon relative total stockholder performance. The relative total stockholder return (RTSR) metric aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments (specifically the SPDR S&P Homebuilders ETF (XHB) index). The introduction of a relative performance-based metric was based in part upon feedback from stockholders in the Company's investor outreach program.

◦
20% of the CEO LTIP award (30% of the other NEO LTIP awards) consists of performance restricted stock units that vest equally over a three-year period, subject to the attainment of an EBITDA target for 2016 that was achieved.

◦
The remaining 20% of the 2016 LTIP awards consists of options that vest in four equal annual installments and have value only with stock price appreciation. As discussed below, the options with an exercise price of $32.63 per share currently have no realizable value and will not have any such value until the stockholders see an increase of more than $6.90 from the closing sale price at December 31, 2016.

•
Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests, the anticipated achievement levels on various performance awards currently are below grant date value. These awards are tied in part to stock performance, which has been weak.

◦	Approximately 42% of the CEO 2016 Total Direct Compensation had no realizable value at December 31, 2016, given the Company's 2016 stock performance.

◦
The following bar charts illustrate the loss of value between the 2014, 2015 and 2016 CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) and the realizable value of that compensation at December 31, 2016—for the equity awards, based upon the closing stock price of our common stock on that date:

◦	Key differences between 2014 target and realizable value:

▪
The options included in the 2014 LTIP had no realizable value as the closing sale price of the common stock at year-end 2016 was $25.73—$21.76 below the $47.49 per share exercise price of those options.

▪	The 2014 CEO PSU award which measured performance over a three-year period ended December 31, 2016 resulted in a payout of 56% and a realizable value of 30%.

▪	The 2014 CEO EIP payment was 63% of target.

◦	Key differences between 2015 target and realizable value:

▪
The options included in the 2015 LTIP had no realizable value as the closing sale price of the common stock at year-end 2016 was $25.73—$20.74 below the $46.47 per share exercise price of those options.

▪
The PSU award based upon our total stockholder return (TSR) relative to the XHB index for the three-year period ending December 31, 2017, would have resulted in no payout if the period had ended on December 31, 2016 as our common stock was 45.9 percentage points below the XHB index for 2016 (the 50% threshold entry point being at negative 18.6).

▪
Based upon management's projections, the realizable value of the cumulative free cash flow-based PSU award and the performance restricted stock unit award reflect a decline in value as a result of the $20.74 per share decline in our stock price from the February 26, 2015 grant date to December 31, 2016 and a projected payout below target under the cumulative free cash flow-based 2015 PSU award.

▪	The 2015 CEO EIP payment was 100% of target.
_________

◦

◦	Key differences between 2016 target and realizable value:

▪	The options included in the 2016 LTIP had no
realizable value as the closing sale price of the common stock on that date was $25.73—$6.90 below the $32.63 exercise price.

▪
The PSU award based upon our total stockholder return (TSR) relative to the XHB index for the three-year period ending December 31, 2018, would have resulted in no payout if the period had ended on December 31, 2016 as our common stock was 31.9 percentage points below the XHB index for 2016 (the 50% threshold entry point being at negative 18.6).

▪
Based upon management's projections, while the cumulative free cash flow metric target under one of the 2016 PSU awards is expected to be met, the realizable value of the cumulative free cash flow-based PSU award and the performance restricted stock unit award reflect a decline in value of our stock price during 2016.

▪	The 2016 CEO EIP was at 70% of target.

•
Rigorous Goal Setting of Annual Executive Incentive Plan and PSU Performance Objectives. As evidenced by the previous charts, the Committee established rigorous performance goals under the 2016 Annual Executive Incentive Plan or EIP—the annual cash bonus in which the NEOs participate—and the 2016 long-term incentive plan.

◦	EIP performance goals are set at challenging EBITDA targets.

◦
For 2016 EIP targets, the Committee set challenging targets that anticipated homesale transaction volume growth, but also took into consideration costs associated with strategic goals for increased technology deployment and accretive acquisitions.

◦
The 2016 EIP performance goals were set at a level that required both cost-controls and revenue growth—but factored in, among other things, the incremental expense associated with strategic acquisitions. Specifically, the 2016 EIP consolidated EBITDA target was $830 million, a $76 million increase from the $754 million EIP consolidated EBITDA achieved in 2015.

◦
Above-target payouts required that the business unit achieve targeted cost savings under the Company's business optimization initiatives and all business units must have achieved their respective targeted cost savings, for corporate to be eligible to receive above-target payouts.

◦
While all business units achieved their targeted cost savings, NRT's growth did not keep pace with the industry growth, which directly negatively impacted NRT and consolidated performance under the 2016 EIP.

◦	The 2016 CEO and CFO EIP payment were at 70% and the other NEO payouts under the EIP ranged from 48% to 127% of target reflecting the impact of business unit performance.

◦
The 2016 long-term incentive plan performance unit awards metrics are challenging and achievement at target will require substantial management initiatives to achieve. In particular, achievement of the relative total stockholder return (RTSR) performance goals will require substantially outperforming the XHB index over the next two years, given the relative underperformance in 2016.

•
2016 CEO Target Compensation Kept Flat to 2015 CEO Target Compensation. The CEO 2016 total target compensation was kept constant at $9.3 million, and took into account the Company's performance during 2015 as well as competitive pay practices in the peer group selected by the Committee and surveys.

◦
The Committee, upon advice and input from its independent compensation consultant, made no changes in base salary, target incentive award or long-term incentives, which are heavily weighted to "at risk" vehicles—PSU awards, performance restricted stock units and time-based options.

•	Fully Independent Compensation Committee. The Committee is comprised solely of Independent Directors.

•
Independent Compensation Committee Advisor. Frederic W. Cook & Co., Inc. ("FW Cook") acts as the Committee's independent compensation consultant, having been retained in August 2013. FW Cook annually provides a competitive pay analysis and advises on salary adjustments, the design, components and size of the long-term incentive program, and the design of the annual bonus program. FW Cook also evaluates the proposed metrics to be utilized under the performance-based portion of the long-term incentive plan and the annual bonus plan and provides competitive pay information with respect to compensation of Independent Directors. During 2016, FW Cook also advised the Committee on revisions to the peer group, which the Committee took into consideration in amending the peer group to be utilized for determining compensation for 2017 and beyond.

•
Succession Planning and Talent Development. Commencing in 2014, the Committee increased its focus on talent development and succession planning for the senior leadership group and made recommendations to the Board regarding possible successors for these positions. During 2015, the Company hired a Chief Human Resources Officer to oversee the Company's human resources function, including succession planning and talent development.

◦	The Committee evaluates the Company's succession plan no less frequently than twice a year.

◦
The new Succession Planning Committee formed in October 2016 formalized the Board’s focus on CEO succession planning and to assure an orderly transition at the time our current CEO retires. As part of this process, this committee is identifying and assessing candidates for a newly created position of President and Chief Operating Officer.

◦
During 2016, the Company made several senior executive hires, including the recruitment of John Peyton, RFG's President and Chief Operating Officer, and the promotion of Ryan Gorman, as NRT's Chief Strategy and Operating Officer.

◦	As previously disclosed, Mr. Peyton will become President and Chief Executive Officer of RFG, effective April 1, 2017, following Mr. Perriello's retirement, effective March 31, 2017.

•	No Excise Tax Gross-Ups. None of the employment agreements with the NEOs contain an excise tax gross-up provision.

•	Clawback Policy. The Committee adopted a clawback policy in January 2014 that allows the Company to claw back both cash and equity awards to NEOs.

•	No Single-Trigger Change of Control Payments. The Committee affirmed use of equity incentives that contain double triggers on a change-in-control.

•
Stock Ownership Guidelines. The Committee maintains rigorous stock ownership guidelines for both management and the Company's Independent Directors. The NEOs each currently meet the stock ownership requirements. In addition, aligning with the long-term interests of the stockholders, the CEO has retained ownership of all of his equity.

•
No Hedging or Pledging under Trading Policy. The Company's trading policies prohibit hedging and pledging by all employees and Directors (and any ability to grant exceptions to the prohibition). To our knowledge, all of our Directors or executive officers are in compliance with these policies and have not hedged or pledged any of our securities.

Investor Outreach; 2015 Say-on-Pay Vote

•
Investor Outreach on Governance and Compensation Matters. In 2014, the Company engaged in an investor outreach program with respect to its compensation and governance practices. The stockholders emphasized their interest in performance-based compensation for the NEOs. In 2016, stockholders provided input to management and the Compensation Committee Chair regarding the Company's compensation practices. The Committee has taken input from investors into consideration in connection with the design of its long-term incentive program discussed below.

•
Active Investor Relations Program. Management meets with investors regularly in the weeks following the release of the Company's quarterly and annual earnings and attends conferences.  For example, following the release of third quarter 2016 earnings, management attended meetings and conferences in seven cities reaching approximately 100 current and potential investors. During these meetings, management met with stockholders that represented almost 50% of Realogy’s voting shares based upon filings made by these stockholders as well as equity surveillance estimates.  The Company also obtained feedback from investors through an investor perception study conducted by Rivel Research Group in early 2016. Areas of investor interest include market share and the Company's operating model, margin expansion, the Company's capital allocation policy and compensation philosophy.  Management has responded to investor concerns about market share by implementing programs intended to increase retention of independent sales associate and sales associate teams at NRT. Management also has taken steps to streamline its cost structure and increase its operational efficiency and to return capital to stockholders. In February 2016, the Board also has authorized a share repurchase program, which it expanded in February 2017. It also approved a quarterly cash dividend policy, commencing in August 2016.

•
2015 Say-on-Pay Vote. Realogy's executive compensation program was approved, on an advisory basis, by 97% of the votes cast (including abstentions). The Committee and the other members of our Board believe this level of support for the executive compensation program reflects stockholder support of the Company's executive compensation and governance programs, including the pay for performance philosophy of its executive compensation program.

•
Relative Total Stockholder Return ("TSR") Metric in 2016 Long-Term Incentive Plan. In furtherance of pay-for-performance and stockholder alignment, the Committee continued to utilize a TSR metric in the

2016 LTIP design. Specifically, 20% of the total grant date fair value of the various equity vehicles included in these LTIPs are based upon the Company's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index over a three-year period.
The Committee first initiated the TSR metric in its 2015 LTIP. That decision reflected feedback that the Company had received from several stockholders in its Investor Outreach program—namely, to incorporate relative performance measures and not those solely related to Company performance.

•
Use of Identical Metrics for 2017 Long-Term Incentive Plan. In developing and approving the 2017 Long-Term Incentive Plan, the Committee determined to maintain consistency in its program and to utilize the same metrics that it used in 2015 and 2016: a short-term incentive based upon EBITDA and long-term incentives based upon cumulative free cash flow and relative TSR measures. The goals reinforce the Company's focus on growth.

Compensation Philosophy and Peer Group Analysis. In August 2013, the Committee directed FW Cook to review and recommend a peer group to be used in evaluating executive compensation for 2014 and beyond. After substantial review and discussion among the Committee, its advisor and management, the Committee established a peer group for use in making compensation decisions. The peer group includes publicly traded companies based upon revenues and market capitalization. The peer group included companies with a franchising business model but excludes real estate investment trusts and homebuilders. Notwithstanding this review and establishment of a peer group, the Committee recognized it would need to look beyond that peer group, to other more broad-ranging survey data, because even with the franchising peers, almost all of the Company's closest peers remain privately held. It also recognized that from a total stockholder return or "TSR" perspective, almost no public companies followed the same business cycle or economic trends as those impacting residential real estate—again for the reason that the Company's major business competitors are all privately held.

The peer group selected by the Committee to utilize in connection with the Company's executive compensation program consist of the following companies:
ABM Industries Incorporated
Avis Budget Group, Inc.
Brinker International, Inc.
CBRE Group, Inc.
Darden Restaurants, Inc.
Dunkin' Brands Group, Inc.
H&R Block, Inc.
Hertz Global Holdings, Inc.
Hyatt Hotels Corporation
Intercontinental Hotels
Iron Mountain Incorporated
Jones Lang LaSalle Incorporated
Marriott International, Inc.
Starwood Hotels & Resorts Worldwide, Inc.
The Western Union Company
Wyndham Worldwide Corporation
The peer group remained unchanged since its selection by the Committee in late 2013 other than the removal of Burger King following its acquisition by Tim Hortons and has been utilized annually in the last quarter of each of 2013, 2014 and 2015 in analyzing competitive pay practices. In terms of size, compared to the peer companies, based upon data as of and for the year ended December 31, 2016, Realogy's revenues were at the 59th percentile and its market capitalization was at the 24th percentile.
Although the firms in the peer group employ executives with a skill set comparable to those of the Company, they operate in businesses with very different business cycles from residential real estate. Accordingly, in constructing the TSR metric for the performance share unit awards in 2015, 2016 and 2017, the Committee looked to the XHB index as more reflective of the business cycle of the residential real estate business.
* * * * *
In 2016, the Committee reviewed the existing peer group and observed that the existing peer group is weighted towards franchisors and emphasized that the Company has no pure publicly traded competitors. The Committee, with advice from FW Cook and input from management, considered the following factors in deciding to revise the existing peer group:

•	less weighting to franchisees,

•	inclusion of companies that are influenced by the housing market (including but not limited to homebuilders), and

•	inclusion of companies that have operations similar to a brokerage business given NRT’s contribution to the Company in terms of EBITDA (before transfer of intercompany royalty) and its employee base, representing almost half of the Company’s employees.
Based upon an evaluation of these factors and the recommendations from FW Cook and cognizant that the recommended changes would result in a substantial change to the existing peer group, the Committee approved an updated peer group for use in determining executive pay commencing in 2017, which retained six companies from the existing peer group, removed 10 companies from the existing peer group, and added nine new peer companies. The Committee believes the revised peer group is more balanced and includes companies that engage in businesses that are more similar to the Company’s business activities.
The revised peer group is set forth below (with the new peer companies italicized) and has been utilized by the Committee in connection with the Company's 2017 executive compensation decisions:
Arthur J. Gallagher
Avis Budget Group, Inc.
CalAtlantic Group, Inc.
CBRE Group, Inc.
First American Financial Corporation
Fortune Brands Home & Security, Inc.
Hertz Global Holdings, Inc.
Hyatt Hotels Corporation
KB Home
Jones Lang LaSalle Incorporated
Leggett & Platt Incorporated
PulteGroup, Inc.
Toll Brothers, Inc.
USG Corporation
Wyndham Worldwide Corporation
In terms of size, compared to these peer companies, based upon data as of and for the year ended December 31, 2016, Realogy's revenues were at the 60th percentile and its market capitalization was at the 19th percentile.
Compensation Philosophy. The Company's compensation philosophy has the following key objectives:

•	attraction and retention of high-performing executives;

•	a pay-for-performance focus that ties a meaningful portion of pay to business performance, both short and long-term;

•	alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

•	reinforcement of ethical behavior and practices;

•	discouragement of excessive risk; and

•	flexibility to respond to the necessities of a cyclical industry.

With regard to pay levels:

•
target total compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives of comparable proficiency, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

•	all actual payments on incentive components should be a function of Company operating, financial, and stock performance during the performance period.
Benchmarking Analysis and 2016 LTI Grants. At the November 2015 meeting and in preparation for the establishment of 2016 executive compensation, FW Cook delivered a detailed and comprehensive analysis of peer group information and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information. With respect to survey data, the Committee considers only the aggregated survey data, not the identity of the individual companies comprising the survey data because the Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose. The data looked at salary, short-term compensation and long-term compensation individually and on a total direct basis for each position. It provided percentile ranking information and observations on the import of that data. Last, it offered comments on aggregate share usage and a long-term incentive cost budget.
During the following months, the Committee continued to evaluate a long-term incentive program for the NEOs, which also included an evaluation in early 2016 of NEO performance. In February 2016, the Committee took action to approve long-term incentive awards to the NEOs described below under "Long-Term Equity Incentives," with at least 50% of the awards to pay out in early 2019 based upon achievement of performance metrics over the three-year performance period from January 1, 2016 through December 31, 2018.
Executive Compensation Elements. The principal components of compensation for our named executive officers in 2016 were:

•	Base salary;

•	Annual cash bonus;

•	2016 long-term equity incentive awards (which include both time-based and performance-based vesting conditions); and

•	Severance and other benefits and limited perquisites.
A substantial majority of the compensation of our CEO and other NEOs is (1) variable consisting of annual cash bonuses and long-term equity awards and (2) performance-based consisting of annual cash bonuses and each of the equity vehicles included within the long-term equity program. The rationale for this mix of compensation vehicles and the emphasis on variable and performance-based compensation is to align compensation with the Company's operating performance and stockholder value.

As shown in the charts below:

•	88% of our CEO 2016 total direct compensation and 79% of the average total direct compensation for our other NEOs (taken together) is variable or at risk compensation; and

•	74% of our CEO 2016 total direct compensation and 67% of the average total direct compensation for our other NEOs (taken together) is performance-based.
CEO and All Other NEOs Compensation Mix
Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salaries for our named executive officers are determined for each executive based on position, scope of responsibility and contribution to our performance.
Salary levels are generally reviewed as part of our annual performance review process, though, as described more fully below, changes are typically made less frequently than annually. Salary levels are also reviewed upon a promotion or other material change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee's assessment of individual performance taking into account recommendations from Mr. Smith (other than as to his own salary). In reviewing base salaries for executives, the Committee considers an internal review of the executive's compensation, individually and relative to other officers, with a primary emphasis on each executive's ability to contribute to the Company's financial and strategic goals. The Committee also considers the individual sustained performance of the executive over a period of time as well as the expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board) contemplates salary increases. Any base salary adjustment is made by the Committee subjectively based upon the foregoing and is not specifically weighted on any one factor.
No changes were made to the base salary of any NEO in 2016.
Annual Bonus Program. Our NEOs generally participate in an annual bonus program with performance objectives established by the Committee and communicated to our NEOs within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our NEOs is 100% of annual base salary, or, in Mr. Smith's case, given his overall greater accountability for the performance of the Company, 200% of his annual base salary.

On February 23, 2016, the Committee approved the annual bonus structure under the 2016 Executive Incentive Plan, with the following key terms:

•
The performance criteria under the 2016 Executive Incentive Plan were based on consolidated company-wide and business unit EBITDA (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the 2016 Executive Incentive Plan.

•
We believe EBTIDA is a key measure in evaluating the overall performance of our operating businesses and is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present and EBITDA measure when reporting results.

•	The incentive opportunity for Mr. Smith and Mr. Hull were based solely upon consolidated EBITDA results.

•
The incentive opportunity for our other named executive officers (Messrs. Casey, Perriello and Zipf) were based upon consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%).

•
EBITDA performance levels were set that, if achieved, would produce incentive payouts under the 2016 Executive Incentive Plan at 25%, 100% or 200% of the target annual bonus amounts (and in the case of NRT and corporate, there was also a 90% performance level). Where performance achievement fell between performance levels, incentive payments were determined by linear interpolation.

•	Our consolidated EBITDA threshold performance level had to be achieved before any NEO could qualify for an incentive payment.

•	EIP performance goals are set annually at difficult EBITDA targets.

•
For 2016 EIP targets, the Committee set challenging targets that anticipated homesale transaction volume growth but also took into consideration the strategic goals of increased technology deployment and accretive acquisitions.

•
The 2016 EIP performance goals were set at a level that required both solid revenue growth and effective cost controls. The 2016 EIP consolidated EBITDA target was set at $830 million, a $76 million increase from the $754 million EIP consolidated EBITDA achieved in 2015.

•
Above-target payouts also required that the business unit achieve targeted cost savings under the Company's business optimization initiatives and all business units must have achieved their respective targeted cost savings, for corporate to be eligible to receive above-target payouts.

•
While all business units achieved their targeted cost savings, NRT's growth did not keep pace with the industry growth, which directly negatively impacted NRT and consolidated performance under the 2016 EIP.

The pre-established Plan EBITDA performance levels at threshold, target and maximum payout and the actual Plan EBITDA performance achieved are set forth in the table below (with the corresponding payout as a percentage of actual Plan EBITDA performance set forth in the next table):

Plan EBITDA Performance Level	Plan EBITDA Performance Levels by Business Unit (in millions)(1)
	Payout as % of Target	Consolidated Realogy	RFG	NRT	Cartus	TRG
Threshold	25%	$682	$190	$150	$87	$43
90%	90%	810	N/A	205	N/A	N/A
Target	100%	830	225	225	100	53
Maximum	200%	970	290	255	118	66
Actual Plan EBITDA(1)		770	237	152	96	64
_______________

(1)
See Annex B for further information on the calculation of Plan EBITDA and a reconciliation of Plan EBITDA by business unit to the corresponding EBITDA reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

On February 23, 2017, based upon the foregoing determination, the Committee approved the cash amounts payable to the NEOs under the 2016 Executive Incentive Plan (the "2016 EIP") set forth in the table below:

Name	Annual Bonus Target	Payment Weighting		% of Performance Level Achieved			Total 2016 EIP Payment
		Unit	Realogy	Unit	Realogy	Weighted
Richard A. Smith	$2,000,000	N/A	100%	N/A	69.6%	69.6%	$1,392,000
Anthony Hull	675,000	N/A	100%	N/A	69.6%	69.6%	469,800
Donald J. Casey	450,000	50%	50%	183.7%	69.6%	126.7%	570,150
Alexander Perriello, III	600,000	50%	50%	118%	69.6%	93.8%	562,800
Bruce Zipf	625,000	50%	50%	27.1%	69.6%	48.35%	302,188

Long-Term Equity Incentives.
2016 Long-Term Incentive Program. The 2016 long-term incentive plan for the NEOs adopted in February 2016 includes a mix of performance share units, options and performance restricted stock units, with 50% (or in the case of the CEO, 60%) of the total value approved by the Committee in performance share units as follows:

CEO Long-Term Incentive

All Other NEOs Long-Term Incentive

20%
20%
60%
Performance Share Units
Options
Performance Restricted Stock Units

30%
50%
20%
Performance Share Units
Options
Performance Restricted Stock Units

The following table sets forth the grants made to the NEOs under the 2016 long-term incentive program, effective February 26, 2016. Of note, while the Committee increased the aggregate value of the awards to three of the NEOs (Messrs. Hull, Casey and Zipf), it made no change to the aggregate value of the CEO's awards, in recognition of the stock performance in 2015.

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units(1)	Target Number of Relative TSR-Based Performance Share Units	Number of Shares Underlying Performance Restricted Stock Units(1)	Number of Shares Underlying Option Grant	Value Approved by Compensation Committee as of February 23, 2016(2)	Grant Date Fair Value(1)(2)
Richard A. Smith	73,551	42,628	36,775	109,389	$6,000,000	$6,151,059
Anthony E. Hull	18,387	14,209	18,387	36,463	$2,000,000	$2,050,298
Donald J. Casey	11,952	9,236	11,952	23,701	$1,300,000	$1,332,729
Alexander E. Perriello, III	14,250	11,012	14,250	28,258	$1,550,000	$1,588,977
Bruce Zipf	18,387	14,209	18,387	36,463	$2,000,000	$2,050,299
_______________

(1)
These awards were subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan, which was received on May 4, 2016, the official date of grant for financial reporting purposes of these awards. There was a $1.08 increase in our stock price from February 26, 2016 (the date on which the awards were made) to May 4, 2016, which modestly increased the aggregate grant date value from the value approved by the Committee.

(2)	Performance share units valued at target.
The performance share unit awards or PSUs, represent at least 50% of the 2016 Committee-approved value of the 2016 LTIP award, and reward performance over a three-year performance period ending December 31, 2018. The PSUs are denominated in stock units. There are two PSU awards: one based upon a relative total stockholder return (RTSR) metric and the other based upon a cumulative free cash flow metric.

The number of units that may be earned under each PSU will be a multiple of the target award based upon the achievement of the applicable performance metric over the three-year performance period (with a threshold payout at 50% and a maximum payout at 175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU award based upon the cumulative free cash flow metric), and the share units earned under either award will be distributed in actual shares of the Company's common stock in early 2019.
The PSUs vest at the end of 2018 and are forfeitable if the Company does not meet threshold cumulative cash flow and threshold relative total stockholder returns.
The relative total stockholder return or TSR metric, which represents 20% of the entire LTIP award value, aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments and is consistent with the feedback the Company received from stockholders in its investor outreach program.
Payouts (if any) will be based upon the extent to which Realogy's total stockholder return or TSR for the three-year period ending December 31, 2018 performs relative to the SPDR S&P Homebuilders ETF (XHB) index TSR.

•	Payouts will be made at target to the extent the Realogy TSR is within two percentage points (either positive or negative) of the XHB index TSR.

•	Payments will be made at threshold (50% of target) if the Realogy TSR trails the XHB index by 18.6 percentage points.

•	Maximum payouts will be made at 175% of target if the Realogy TSR exceeds the XHB index TSR by 25.7 percentage points, assuming the Realogy TSR is positive.

•	Any payout under this metric will be capped at target if the Realogy TSR is negative.

•	The value of shares to be issued in payment of this award may not exceed 300% of the award's grant date fair market value.
In deciding to utilize a total stockholder return metric, the Committee recognized that almost all of the Company's competitors are privately-held. In the absence of an index of publicly-traded companies engaged in a similar business to the Company, the Committee reviewed several different indices to utilize for this metric, and decided that the trading history of the XHB index was the most comparable to the trading history of the common stock. In deciding upon the XHB index, the Committee understood that it includes housing-related companies, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages and may perform favorably even in years in which the consumers take a cautious approach to home purchases. The Committee will regularly evaluate the trading correlation between the XHB Index and the common stock and may determine to use another index with respect to future grants, if any, tied to relative TSR.
The cumulative free cash flow metric, which represents 40% of the entire LTIP award value for the CEO and in the case of the other NEOs, 30% of such value, also aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions. The target award for cumulative free cash flow aligns with the Company's 2016-2018 strategic plan and the free cash flow target under this plan are more robust than under the corresponding 2015-2017 PSU award.
The target for this metric is subject to certain enumerated adjustments that include increases or decreases that may occur in cash amounts assumed in the forecast underlying the targets for:

•	pension plan payments,

•	relocation securitization program funding,

•	Cendant legacy payments,

•	extinguishment of debt;

•	taxes;

•	business optimization expenses;

•	litigation and regulatory compliance, net of insurance reimbursement; and

•	material modifications, termination or replacement of the PHH Home Loans joint venture.
Acquisitions with a purchase price over $50 million consummated during the last six months of the Performance Period also are excluded from the performance calculation to align the cash outflows and inflows associated with acquisitions completed near the end of the Performance Period.
The Company must achieve 81.87% of target cumulative free cash flow for the minimum payout (50% of target) under this metric and 117.5% of target cumulative free cash flow for the maximum payout (200% of target).
The restrictions on the shares of performance restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date, but vesting is conditioned upon achievement of an EBITDA performance goal for 2016. The EBITDA performance goal for 2016 was achieved.

The options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant.
The options and the performance restricted stock units each represent 20% of the grant date fair value of the CEO's 2016 LTIP. For the other NEOs, the performance restricted stock units represent 30%, and the options 20% of the value of the 2016 LTIP awards.
See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on each equity instrument of an NEO's termination of employment or a change of control of the Company during a performance period under a PSU or during the vesting period of either a performance restricted stock unit award or option grant.
In arriving at the individual 2016 equity grant levels, the Committee considered a number of factors, including the competitive pay analysis prepared by FW Cook, the need to provide sufficient long-term incentives to the NEOs to retain the ELC members (recognizing their criticality to the Company and their recognition as industry leaders), and the individual performance reviews conducted by the Committee and in the case of the CEO, the Board.
As Chairman, CEO and President of the Company, Mr. Smith's 2016 equity grants are larger than those received by the other named executive officers. Mr. Smith's awards recognize the scope of his responsibilities as Chairman, CEO and President. The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and, with respect to the awards made to the CFO, his role in the oversight of our entire finance operations as well as our continuing efforts to deleverage.
2017 Long-Term Incentive Program. The 2017 long-term incentive plan for the NEOs adopted in February 2017 include a mix of performance share units, options and performance restricted stock units issuable under the Amended and Restated 2012 LTIP. As with the 2016 awards, the performance share unit awards consist of two grants: one based upon cumulative free cash flow and the other based upon relative stockholder total return, with the relative target number of share units between the two awards remaining unchanged from the 2016 grants.
The table below sets forth the grants made to Mr. Smith and three of the other NEOs under the 2017 long-term incentive program. The grants were made effective February 28, 2017, or with respect to Mr. Smith, March 13, 2017. Mr. Perriello did not receive a grant given his previously disclosed notice to resign as an executive officer of the Company, effective April 1, 2017.

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units	Target Number of Relative TSR-Based Performance Share Units(1)	Number of Shares Underlying Performance Restricted Stock Units	Number of Shares Underlying Option Grant	Aggregate Grant Date Value of All Awards(1)(2)
Richard A. Smith	106,188	45,163	43,939	149,812	$6,500,000
Anthony E. Hull	23,285	15,162	23,285	53,750	$2,150,000
Donald J. Casey	15,162	9,873	15,162	35,000	$1,400,000
Bruce Zipf	21,660	14,104	21,660	50,000	$2,000,000
_______________

(1)
In contrast to the 2015 and 2016 grants, under the 2017 award, Realogy TSR must equal the XHB Index TSR performance to achieve a target payout. The performance scale has also been modified for the 2017 grant to make it linear (with a maximum payout at 38 percentage points above, and a threshold payout at 30 percentage points below, the XHB Index) and to reduce the threshold payout from 50% to 40%.

(2)	Performance share units valued at target.
Payout under the 2014 Performance Share Units Included within 2014 Long-Term Incentive Program. On February 23, 2016, the Committee approved payouts to the NEOs under the PSUs awarded in 2014, that measured performance over a three-year performance period ended December 31, 2016. The PSUs were denominated in stock units. The number of units that could be earned under the PSU was a multiple of the target award based upon the achievement of performance goals over the three-year performance period (with a threshold payout at 50% and a maximum payout at 200% of the target award) with a payout to be distributed in actual shares of the Company's common stock.
The PSUs contained two performance metrics: (1) the Company's net debt leverage ratio at December 31, 2016, defined as the ratio of the Company's net debt at December 31, 2016 to Adjusted EBITDA (as defined under the Company's senior secured credit agreement) for the year ended December 31, 2016, and (2) the Company's operating margin defined as Adjusted EBITDA divided by revenues, each for the year ended December 31, 2016. The net debt leverage ratio metric has a weighting of 79% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 85% of the PSU for the other NEOs. The operating margin metric has a weighting of

21% of the PSU portion of the 2014 long-term incentive grant for the CEO and approximately 15% of the PSU for the other NEOs.
The specific ratios that had to be achieved under the net debt/Adjusted EBITDA metric were based upon actual industry performance during the performance period as measured by the cumulative growth in industry homesale volume over the three-year period as reported by the National Association of Realtors ("NAR"). Scaling the performance metric to the actual industry performance as reported by NAR (rounded up or down to the nearest percentage increase included in the chart below) was designed to remove the risk of unintended consequences, positive or negative, of actual industry results differing from Company projections. It also served as a benchmark for relative performance since NAR reported results are the primary public data for the industry. Achievement below target net debt/Adjusted EBITDA ratio (i.e., a ratio exceeding the target) would reflect underperformance relative to the market while achievement above the target ratio (i.e., a ratio below the target) would reflect outperformance. Outperformance could result from a number of factors, including better than projected financial or operating performance, greater transaction volume growth relative to NAR, as well as the benefit of franchise sales activity or M&A transactions completed during the performance period. The targets for both metrics were also subject to adjustment to take into account stock dividends, stock repurchases and significant M&A transactions.
Set forth below is the relevant section of the grid approved by the Committee in 2014 setting forth the projected net debt/Adjusted EBITDA ratios with corresponding payouts under the PSU awards taking into account the actual cumulative growth in industry homesale volume over the three-year period as reported by NAR.

NAR
3 yr (2014 - 2016)	Net Debt to Adjusted EBITDA Ratio
Cumulative Resale Homesale Volume	Payout 0%	Payout 50%	Payout 75%	Payout 100%	Payout 125%	Payout 150%	Payout 200%
17.4%	>3.25x	3.25x	3.08x	2.93x	2.84x	2.75x	2.66x
19.1%	>3.15x	3.15x	2.98x	2.83x	2.75x	2.66x	2.58x
21.3%	>3.03x	3.03x	2.87x	2.73x	2.64x	2.56x	2.48x
The table below sets forth the operating margin targets and corresponding payouts under the operating margin metric of the PSU awards:

Operating Margin %	<15.00%	15.00%	15.50%	16.00%	16.33%	16.67%	>17.00%
Operating Metric Payout %	0%	50%	75%	100%	125%	150%	200%
With respect to both metrics, where performance levels fell between achievement percentage levels, payouts would be determined by linear interpolation.
On February 23, 2017, the Committee determined that the net debt to Adjusted EBITDA, as adjusted in accordance with the terms of the PSU awards was 3.12x. Taking into account the 20.07% cumulative growth in industry homesale volume over the three-year period ended December 31, 2016 as reported by NAR on February 22 2017 (rounded to 19.1% in the chart above), performance under this metric was 55% of target. The Committee also determined that the operating margin, again as adjusted in accordance with the terms of the PSU awards, was 15.22% resulting in a payout of 61% of target. Annex B includes reconciliations of net debt, Adjusted EBITDA and operating margin, as defined and adjusted in accordance with the terms of the PSU awards, to their most comparable GAAP terms.
Based upon the relative weighting of the two metrics, the aggregate payout to the CEO and the other NEOs was

56% of target—while the realized value was 30% of target, reflecting the significant decline in our stock price from the date on which the awards were granted in February 2014 through December 31, 2016. The actual number of shares issued to each NEO is set forth in the table captioned “Option Exercises and Stock Vested for Fiscal Year 2016” set forth on page 53 of this proxy statement.
While the Company has successfully reduced its overall net debt during the three-year performance period, the below target payouts reflect the Company’s actual homesale transaction volume being below that reported by NAR for the three-year performance period, corresponding negative impacts to projected Adjusted EBITDA and underperformance with respect to improving operating leverage.
Timing of Equity Grants. Our practice generally is to grant annual long-term incentive awards to the NEOs and other key employees at the regularly scheduled Committee meeting in February of each year with awards granted and priced on the third business day following the release of full year earnings results and the filing of our Annual Report on Form 10-K. The Committee retains the ability to determine that another grant date may be appropriate in certain circumstances. During the year, the Committee also may approve equity awards typically for executives hired or promoted and in connection with acquisitions. The Committee also has delegated to the CEO certain limited authority to make grants to non-Section 16 officers and the Committee is apprised of any such grants on a quarterly basis.
In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our common stock on the effective date of the grant, which in connection with the annual equity grants, is a date several days after the Company has publicly released its financial results for the preceding year. For performance restricted stock units and for performance stock units that are based upon achievement of Company-specific metrics, the Committee typically approves a dollar value, which is then divided by the closing sale price of our common stock on the date of grant. For valuing performance stock units that have a relative total stockholder return metric, the Committee utilizes a Monte Carlo simulation performed by an independent third party valuation firm to determine fair value and for valuing options, the Company utilizes a Black-Scholes valuation methodology.
Limited Other Benefits and Perquisite Programs. Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation. The NEOs may also participate in the Company's Executive Deferred Compensation Plan and defer cash and/or equity under that plan. Mr. Casey is our only NEO that participates in a now-closed, defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
The Committee adopted a policy in December 2006 that was amended in 2015, that limits use of our fractional aircraft ownership (only Mr. Smith, or with his consent other senior executives, has access, subject to availability, for reimbursable personal use, and business use is generally limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our executives and employees. During 2016, Messrs. Smith and Hull reimbursed us for all variable costs associated with their personal use of the aircraft in which we have a fractional ownership interest or were imputed income for such use.
Mr. Smith is entitled to an additional annual bonus of approximately $100,000, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a similar benefit previously provided to him by the Company's former parent company (Cendant).
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. On February 23, 2016, the Company entered into new severance agreements with the NEOs (other than the CEO), superseding their existing employment agreements, which were due to expire in April 2016. On March 13, 2017, the Company entered into a new employment agreement with the CEO superseding his prior employment agreement, which was due to expire in April 2017.
The terms of the severance agreements are substantially similar to those contained in the superseded employment agreements, with certain modifications to reflect current best practices. In addition, the CEO employment agreement contains the following material changes from Mr. Smith's prior employment agreement, consistent with best practices and the Company's CEO succession plan:
•the CEO's duties include the progressive development of a successor;
•the target bonus incentive has been reduced from 200% to 150%, which aligns with the median of the compensation peer group; and
•the severance payable upon a termination without Cause or for Good Reason has been reduced from 3.0 times to 2.4 times the sum of his annual base salary and target bonus.
The severance agreements and the new CEO employment agreement are more fully summarized in the section of this proxy statement entitled "Agreements with Named Executive Officers."
Under these agreements, the severance pay is equal to a multiple of the sum of annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a "qualifying termination"—a termination without "cause" by the Company or a termination for "good reason" by the executive during the term of the agreement, as such terms are defined therein. The severance multiple for Mr. Smith, our Chief Executive Officer, is 240%, Mr. Hull, as our Chief Financial Officer, 200%, and for each other named executive officer, 100% (though in the case of such a qualifying termination of employment within twenty-four months following a change in control of the Company, their multiple is 200%). The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith's overall greater responsibilities for our performance and Mr. Hull's responsibilities as our Chief Financial Officer.
No NEO is entitled to any tax reimbursement protection for "golden parachute excise taxes."
Upon a qualifying termination, the executive will also receive (1) a pro-rata bonus in respect of the fiscal year in which the executive’s termination of employment occurs, determined based on the Company’s actual performance and payable at such time such bonuses are payable to other employees of the Company, (2) the continuation of medical and dental benefits on terms no less favorable to the executive than those terms in effect immediately prior to the termination of employment for a period of up to eighteen months (other than Mr. Smith who is entitled to post-employment benefits described below), and (3) outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Upon a termination of employment due to death or disability or retirement, the executive will be eligible to receive accrued compensation, a pro-rated annual bonus and in the case of death, a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death up to $ 2 million (inclusive of any Company provided life insurance to the executive), or for Mr. Casey, up to $1 million.
If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.
For more information on these agreements, see "Potential Payments upon Termination or Change in Control."
The Committee believes the severance and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive's employment without cause or by the executive for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business.
Forfeiture of Awards in the Event of Financial Restatement. We have adopted a clawback policy with respect to the forfeiture of equity incentive awards or bonuses that gives the Board the discretion to claw back amounts paid to NEOs in the event of a restatement of financial results that would have had the effect of reducing such compensation. The clawback policy also gives the Board the discretion to claw back incentive compensation in the event of misconduct by an NEO that causes material financial or reputational harm to the Company.
In addition, each of the employment agreements with the named executive officers includes, within the definition of termination for "cause", an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to the Company's financial statements.
The Amended and Restated 2012 LTIP provide that the Committee has the right to provide, in the terms of awards made under the plans, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity that violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for "cause," as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity that constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment agreement, as may be further specified in an award agreement.
Policies prohibiting hedging and pledging of Company securities by Directors and all employees. Our Procedures and Guidelines Governing Securities Trades by Company Personnel was amended in November 2013 to broaden the scope of the prohibition from engaging in hedging transactions or pledging the Company's securities, including but not limited to our common stock, to Directors and all employees and to eliminate any waivers from that prohibition.
Stock Ownership Guidelines. In May 2013, the Company implemented stock ownership guidelines for members of the Executive Leadership Committee to encourage stock ownership among the ELC members to further the objective of aligning our executives' interests with those of our stockholders. Under Realogy's stock ownership guidelines, NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

Chairman and CEO	5x salary
Other Named Executive Officers	3x salary
Shares of Realogy common stock, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options and unearned performance shares are not counted. In addition, ELC members must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the shares that have vested until the ELC member has met his or her minimum ownership level.
The NEOs have five years from implementation of the guidelines (until May 2018) to meet the ownership requirements. The NEOs each currently meet the stock ownership requirements.
Tax Considerations. Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's named executive officers excluding the chief financial officer. Our Committee has adopted a policy that states, where reasonably practicable, the Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility of Section 162(m) when it believes, in its judgment, that such payments are appropriate to retain executive talent.
Compensation Committee. The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our named executive officers taking into account recommendations from the Committee's independent compensation consultant as well as our Chief Executive Officer (other than with respect to his own compensation). The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board. All of the members of the Committee are Independent Directors.
Compensation Risk Assessment. As part of its oversight of the Company's executive compensation program, the Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Role of Compensation Consultant. In August 2013, the Committee retained FW Cook as a third-party advisor to provide independent advice, research and evaluation related to executive compensation.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Committee to do so.
FW Cook reports directly to the Committee, and the Committee may replace FW Cook or hire additional consultants at any time. FW Cook does not provide services to the Company other than executive compensation consulting to the Committee. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Committee regularly reviews the services provided by its outside consultants and believes that FW Cook is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with FW Cook in 2016, and determined that FW Cook's work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by The New York Stock Exchange. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Committee regularly utilizes reports and analyses prepared by FW Cook. FW Cook's work for the Committee in 2016 included (1) competitive market pay analyses for the NEOs and four other executives who report to the CEO utilizing peer group and survey data, (2) short-term and long-term incentive program design, (3) recommendations with respect to short-term and long-term incentives for the NEOs, (4) review of severance agreements for the NEOs (other than the CEO) and the CEO's other direct reports and (5) recommendations with respect to revisions to the peer group for utilization in determining executive pay commencing in 2017. FW Cook also provided the Committee with competitive pay information with respect to compensation of Non-Management Directors, including a competitive market pay analysis utilizing the same peer group utilized for the NEOs. FW Cook reviews all compensation materials presented by management to the Committee, participates in one or more pre-meeting calls with the Committee Chair and attends all regularly scheduled meetings of the Committee.
Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President, Chief Executive Officer and Chairman of our Board, annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself). Mr. Smith's performance is annually reviewed by the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual bonus target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Company's Chief Human Resources Officer participates in the data analysis process.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Duncan L. Niederauer (Chair)
Raul Alvarez
Michael J. Williams
Fiona P. Dias

2016 Summary Compensation Table
The table below sets forth the compensation we provided in 2016, 2015 and 2014 to our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)(5)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value / Nonqualified Deferred Comp Earnings ($) (7)	All Other Compen-sation ($)	Total ($)

Richard A. Smith	2016	1,000,000	104,373	4,951,062	1,199,997	1,392,000	—	4,317	8,651,749
Chairman, Chief Executive Officer and President	2015	1,000,000	103,544	4,799,953	1,199,995	2,000,000	—	2,000	9,105,492
	2014	1,000,000	99,793	3,429,965	1,619,984	1,260,000	—	2,000	7,411,742

Anthony E. Hull	2016	675,000	—	1,650,299	399,999	469,800	—	8,158	3,203,256
Executive Vice President, Chief Financial Officer and Treasurer	2015	650,000	—	1,479,946	369,989	675,000	—	7,950	3,182,885
	2014	600,000	—	1,607,964	252,000	378,000	—	7,690	2,845,654

Donald J. Casey (8)	2016	450,000	—	1,072,729	260,000	569,925	—	7,950	2,360,604
President and Chief Executive Officer, Title Resource Group	2015	433,333	—	959,908	239,988	582,750	—	7,950	2,223,929

Alexander E. Perriello, III (9)	2016	600,000	—	1,278,987	309,990	562,800	—	5,538	3,067,298
President and Chief Executive Officer, Realogy Franchise Group	2015	583,333	—	1,239,954	309,983	672,000	—	5,615	3,120,868
	2014	550,000	—	1,363,960	203,487	514,250	—	9,287	2,640,984

Bruce Zipf	2016	625,000	—	1,650,300	399,999	302,187.5	—	7,798	2,985,285
President and Chief Executive Officer, NRT	2015	608,333	—	1,319,983	329,997	556,250	—	7,763	2,822,326
	2014	575,000	—	1,425,934	212,736	310,500	—	7,453	2,531,623
_______________

(1)
The following are the annual base salaries payable to each of the named executive officers as of December 31, 2016: Mr. Smith, $1,000,000; Mr. Hull, $675,000; Mr. Casey, $450,000; Mr. Perriello, $600,000; and Mr. Zipf, $625,000.

(2)
In January 2017, the Compensation Committee approved an annual bonus of $104,373 payable to Mr. Smith pursuant to the terms of his employment agreement, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy.

(3)
As more fully described in footnotes (4) and (5), the table reflects the aggregate grant date fair value of equity awards granted in 2016 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)
On February 26, 2016, the Company made grants to the named executive officers under its 2016 long-term incentive program. Under the program, each named executive officer received two performance share unit awards, one based upon a relative total stockholder return metric and the other based upon a cumulative free cash flow metric, a performance restricted stock unit award and a non-qualified stock option. The performance share unit award based upon the relative total stockholder return metric has a grant date value of $28.15 per share and the non-qualified stock option has a grant date value of $10.97 per share and an exercise price of $32.63 per share. The performance share unit award based upon the cumulative free cash flow metric and the performance restricted stock unit award have a grant date for financial reporting purposes of May 4, 2016 rather than February 26, 2016, as those grants were subject to stockholders approval of the Amended and Restated 2012 LTIP, which was approved at the May 4, 2016 Annual Meeting of Stockholders. As a result, these two grants have a grant date value of $34.00 per share, the opening market value of Realogy's common stock on May 4, 2016, which is slightly higher than the closing sale price of $32.63 per share on February 26, 2016. Accordingly, the amount reported in the Stock Awards column for (i) the CEO is approximately $150,000 and (ii) the other named executive officers $33,000 to $50,000 more than the grant date fair value would have been if as of February 26, 2016 there had been a sufficient number of shares eligible for grant under the existing plan for all of their 2016 LTIP awards.

The table below sets forth the allocation of the grant date fair value of the performance share unit awards, performance restricted stock unit awards and non-qualified options granted to the named executive officers:

Name	Cumulative Free Cash Flow-Based Performance Share Units ($)	Relative TSR-Based Performance Share Units ($)	Performance Restricted Stock Units ($)	Total Stock Awards ($)	Non-qualified Stock Option ($)
Richard A. Smith	$2,500,734	$1,199,978	$1,250,350	$4,951,062	$1,199,997
Anthony E. Hull	625,158	399,983	625,158	1,650,299	399,999
Donald J. Casey	406,368	259,993	406,368	1,072,729	260,000
Alexander E. Perriello, III	484,500	309,987	484,500	1,278,987	309,990
Bruce Zipf	625,158	399,983	625,159	1,650,300	399,999

See "Grants of Plan-Based Awards for Fiscal 2016" for additional information.

(5)
The grant date fair value of the performance share unit awards assuming achievement of the highest level of performance (175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU grant based upon the cumulative free cash flow metric) for each of the NEOs is as follows (see "Grants of Plan-Based Awards for Fiscal 2016"):

Name	Cumulative Free Cash Flow-Based Performance Share Units Maximum Payout ($)	Relative TSR-Based Performance Share Units Maximum Payout ($)	Total Performance Share Units Maximum Payout ($)
Richard A. Smith	$5,001,468	$2,099,962	$7,101,430
Anthony E. Hull	1,250,316	699,970	1,950,286
Donald J. Casey	812,736	454,988	1,267,724
Alexander E. Perriello, III	969,000	542,477	1,511,477
Bruce Zipf	1,250,316	699,970	1,950,286

(6)	Amounts for 2016 represent compensation payable under the Realogy 2016 Executive Incentive Plan.

(7)
None of our named executive officers (other than Mr. Casey) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2016 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2015 to December 31, 2016. See "Realogy Pension Benefits" for additional information regarding the benefits accrued for Mr. Casey.

(8)	2015 was the first year in which Mr. Casey is an NEO and accordingly his 2014 compensation is not included in the table.

(9)	Mr. Perriello notified the Company that he will be retiring, effective March 31, 2017.

Grants of Plan-Based Awards for Fiscal Year 2016
Each of the named executive officers received grants in 2016 under the following non-equity incentive and stock-based compensation plans. Each of the named executive officers:

•	was a participant under the 2016 Realogy Executive Incentive Plan, pursuant to which he received cash compensation in March 2017; and

•
received stock options and relative TSR-based performance share unit awards in February 2016 under the 2012 Long-Term Incentive Plan and received performance restricted stock unit awards and cumulative free cash flow-based performance share units awards in May 2016 under the Amended and Restated 2012 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)(4)(6)			All Other Option Awards: Number of Securities Underlying Options (#) (5)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard A. Smith	2/26/2016	500,000	2,000,000	4,000,000
	2/26/2016				21,314	42,628	74,599			1,199,978
	2/26/2016							109,389	32.63	1,199,997
	5/4/2016				36,776	73,551	147,102			2,500,734
	5/4/2016					36,775				1,250,350

Anthony E. Hull	2/26/2016	168,750	675,000	1,350,000
	2/26/2016				7,105	14,209	24,866			399,983
	2/26/2016							36,463	32.63	399,999
	5/4/2016				9,194	18,387	36,774			625,158
	5/4/2016					18,387				625,158

Donald J. Casey	2/26/2016	112,500	450,000	900,000
	2/26/2016				4,618	9,236	16,163			259,993
	2/26/2016							23,701	32.63	260,000
	5/4/2016				5,976	11,952	23,904			406,368
	5/4/2016					11,952				406,368

Alexander E. Perriello, III	2/26/2016	150,000	600,000	1,200,000
	2/26/2016				5,506	11,012	19,271			309,987
	2/26/2016							28,258	32.63	309,990
	5/4/2016				7,125	14,250	28,500			484,500
	5/4/2016					14,250				484,500

Bruce Zipf	2/26/2016	156,250	625,000	1,250,000
	2/26/2016				7,105	14,209	24,866			399,983
	2/26/2016							36,463	32.63	399,999
	5/4/2016				9,194	18,387	36,774			625,158
	5/4/2016					18,387				625,159
_______________

(1)
The non-equity incentive plan awards represent grants made under the 2016 Realogy Executive Incentive Plan (the "EIP"). The performance criteria under the EIP were 2016 consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as adjusted pursuant to the terms of the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Casey, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce bonus payouts under the EIP at 25%, 100% or 200% of the target annual bonus amounts. Where performance levels fell between achievement percentage levels, bonuses were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of their respective base salaries, or in the case of Mr. Smith, 200% of his base salary.

(2)
The first grant listed under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 175% of target). Vesting of the performance share units is contingent upon achievement of the following metric: Realogy's total stockholder return relative to the SPDR S&P Homebuilders Index ("RTSR") for the three-year performance period ending December 31, 2018. The RTSR metric has a weighting of 32% of the 2016 performance share unit awards for the CEO and approximately 39% of the performance share units for the other NEOs. Payouts under the RTSR metric will be based upon the extent to which Realogy's total stockholder return or TSR for the three-year period performs relative to the SPDR S&P Homebuilders ETF (XHB) index TSR. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See"—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(3)
The second grant listed under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 200% of target). Vesting of the performance share units is contingent upon achievement of the following metric: the Company's cumulative free cash flow with the target award aligned with the Company's 2016-2018 strategic plan. The cumulative free cash flow metric has a weighting of 68% of the 2016 performance share unit awards for the CEO and approximately 61% for the other NEOs. The cumulative free cash flow metric aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See"—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(4)
The third grant listed under this column for each NEO consists of performance restricted stock unit awards that vest in three equal annual installments on February 26, 2017, 2018 and 2019, subject to the achievement of an EBITDA target for 2016, which was met.

(5)	Consists of non-qualified options that become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(6)	See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on the 2016 equity grants of an NEO's termination of employment or a change of control of the Company.

(7)
The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The 2016 performance share unit awards and performance restricted stock units carry dividend equivalent rights related to any cash dividend paid by the Company while the units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of the performance share units and performance restricted stock units, the number of performance share units and performances restricted stock units will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by the performance share units and performances restricted stock units at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional performance share units and performances restricted stock units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth outstanding equity awards as of December 31, 2016 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares of Stock That Have Not Vested (#) (3)(4)(5)(10)	Market Value of Shares of Stock That Have Not Vested ($) (11)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (6)(7)(8)(9)(10)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (11)

Richard A. Smith					17,337	446,081
					37,037	952,962
							52,014	1,338,320
							14,692	378,025
							148,150	3,811,900
							21,466	552,320
	7,479	—	22.25	10/15/2018
	14,106	—	22.00	4/17/2019
	33,866	—	17.50	10/16/2019
	18,090	—	33.50	4/15/2020
	37,350	—	137.50	11/9/2020
	87,150	—	20.75	11/9/2020
	120,000	—	17.50	4/30/2022
	360,000	—	27.00	10/10/2022
	39,320	39,320	47.49	2/27/2024
	16,968	50,905	46.47	2/26/2025
	—	109,389	32.63	2/26/2026

Anthony E. Hull					2,672	68,751
					8,019	206,329
					18,518	476,468
							12,028	309,480
							4,530	116,557
							37,036	952,936
							7,155	184,098
	4,626	—	22.25	10/15/2018
	8,724	—	22.00	4/17/2019
	10,284	—	17.50	10/16/2019
	5,594	—	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	33,000	—	17.50	4/30/2022
	120,000	—	27.00	10/10/2022
	6,116	6,117	47.49	2/27/2024
	5,231	15,696	46.47	2/26/2025
	—	36,463	32.63	2/26/2026

Donald J. Casey					1,569	40,370
					5,201	133,822
					12,037	309,712
							7,801	200,720
							2,939	75,620
							24,074	619,424
							4,651	119,670
	2,218	—	22.25	10/15/2018
	4,184	—	22.00	4/17/2019
	4,932	—	17.50	10/16/2019
	2,683	—	33.50	4/15/2020
	5,400	—	137.50	11/9/2020
	22,000	—	17.50	4/30/2022
	48,000	—	27.00	10/10/2022
	3,592	3,592	47.49	2/27/2024
	3,393	10,181	46.47	2/26/2025
	—	23,701	32.63	2/26/2026

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares of Stock That Have Not Vested (#) (3)(4)(5)(10)	Market Value of Shares of Stock That Have Not Vested ($) (11)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (6)(7)(8)(9)(10)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (11)

Alexander E. Perriello, III					2,157	55,500
					6,718	172,854
					14,352	369,277
							10,077	259,281
							3,796	97,671
							28,704	738,554
							5,545	142,673
	3,806	—	22.25	10/15/2018
	7,177	—	22.00	4/17/2019
	8,461	—	17.50	10/16/2019
	4,603	—	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	30,000	—	17.50	4/30/2022
	80,000	—	27.00	10/10/2022
	4,939	4,939	47.49	2/27/2024
	4,383	13,150	46.47	2/26/2025
	—	28,258	32.63	2/26/2026

Bruce Zipf					2,255	58,021
					7,152	184,021
					18,518	476,468
							10,728	276,031
							4,040	103,949
							37,036	952,936
							7,156	184,124
	3,675	—	22.25	10/15/2018
	6,931	—	22.00	4/17/2019
	8,170	—	17.50	10/16/2019
	4,444	—	33.50	4/15/2020
	7,200	—	137.50	11/9/2020
	16,800	—	20.75	11/9/2020
	31,000	—	17.50	4/30/2022
	92,000	—	27.00	10/10/2022
	5,163	5,164	47.49	2/27/2024
	4,666	13,999	46.47	2/26/2025
	—	36,463	32.63	2/26/2026
_______________

(1)
All options with an expiration date of October 15, 2018, April 17, 2019, October 16, 2019 and April 15, 2020 are exercisable in full. They vested at the rate of one third of the total shares subject to the options on each of the first three anniversaries of their respective dates of grant (April 15, 2011, October 17, 2011, April 16, 2012 and October 15, 2012, respectively) and became first exercisable on October 10, 2013—one year following Realogy Holdings' initial public offering.

(2)
All options with an expiration date of November 9, 2020, April 30, 2022 and October 10, 2022 are exercisable in full. All options with an expiration date of February 27, 2024, February 26, 2025 and February 26, 2026 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (February 27, 2014, February 26, 2015 and February 26, 2016, respectively).

(3)
The first row under this column for each NEO (other than the CEO) represents the unvested shares under a 2014 restricted stock unit award (including accrued dividend equivalents), which will vest in full on the third anniversary of the date of grant (February 27, 2014).

(4)
The second row under this column for each NEO (or the first row for the CEO) represents unvested shares under a 2015 performance restricted stock award (including accrued dividend equivalents), one half of which will vest on each of the second and third anniversaries of the date of grant (February 26, 2015). The performance metric to which the award was subject—achievement of an EBITDA target for 2015—was met.

(5)
The third row under this column for each NEO (or the second row for the CEO) represents unvested shares under a 2016 performance restricted stock award (including accrued dividend equivalents) that vests at the rate of one-third of the number of shares on each of the first three anniversaries from the date of grant (February 26, 2016), subject to the achievement of an EBITDA target for 2016, which was met.

(6)
The first row under this column represents a 2015 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2017 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. Amount reported is based on performance through December 31, 2016. The award would have paid out below the target level based upon performance as of December 31, 2016 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level—100% of target).

(7)
The second row under this column represents a 2015 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2017 based upon the Realogy's total stockholder return relative to the XHB index total stockholder return. Amount reported is based on performance through December 31, 2016. The award would have paid out below the threshold level based upon performance as of December 31, 2016 and accordingly the shares represent the threshold number of shares that may be earned.

(8)
The third row under this column represents a 2016 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2018 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. Amount reported is based on performance through December 31, 2016. The award would have paid out at the target level based upon performance as of December 31, 2016 and accordingly the shares represent the maximum number of shares that may be earned (the next highest performance level—200% of target).

(9)
The fourth row under this column represents a 2016 grant of performance share units (including accrued dividend equivalents) that vests following the conclusion of a three-year performance period ending on December 31, 2018 based upon the Realogy's total stockholder return relative to the XHB index total stockholder return. Amount reported is based on performance through December 31, 2016. The award would have paid out below the threshold level based upon performance as of December 31, 2016 and accordingly the shares represent the threshold number of shares that may be earned.

(10)
Shares of stock include accrued dividend equivalents as these awards carry dividend equivalent rights related to any cash dividend paid by the Company while the units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of the award, the number of units will be increased determined by dividing (i) the amount of the cash dividend on the number of shares covered by the award at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original award to which they relate.

(11)	Calculated using the closing price of our common stock on The New York Stock Exchange on December 31, 2016 of $25.73.

Option Exercises and Stock Vested for Fiscal Year 2016
The following table sets forth information with respect to the vesting of restricted stock units, performance restricted stock units and performance stock units for each of our named executive officers during 2016. No options were exercised by the named executive officers during 2016.

	Stock Awards
Name	Number of shares acquired on vesting (#) (1)(2)(3)(4)	Value realized on vesting ($) (2)(3)(4)
Richard A. Smith	49,223	1,325,903
Anthony E. Hull	21,115	589,063
Donald J. Casey	13,200	368,203
Alexander E. Perriello, III	17,935	499,258
Bruce Zipf	18,814	524,036
_______________

(1)
The shares acquired upon vesting consist of (a) the second annual vesting of the February 2014 restricted stock unit grants, (b) the first annual vesting of the February 2015 performance restricted stock unit grant and (c) the payout under the February 2014 performance stock unit grant that was based upon achievement of two metrics over the three-year period ended December 31, 2016. The performance share unit award paid out to the CEO and other NEOs at 56% of the target amount based upon actual performance over the three-year period.

(2)	Calculated based upon the closing sale price on the dates of vesting multiplied by the number of shares vested on such dates, as follows:

Name	Vesting Date	Number of shares acquired on Vesting Before Tax Withholding (#)		Closing Price Per Share ($)	Value realized on vesting ($)

Richard A. Smith	2/26/2016	8,608		32.63	280,879
	12/31/2016	40,615	(3)	25.73	1,045,024
		49,223			1,325,903

Anthony E. Hull	2/26/2016	3,981		32.63	129,900
	2/27/2016	2,653	(4)	32.63	86,567
	12/31/2016	14,481		25.73	372,596.13
		21,115			589,063

Donald J. Casey	2/26/2016	2,582		32.63	84,251
	2/27/2016	1,558		32.63	50,838
	12/31/2016	9,060		25.73	233,113.8
		13,200			368,203

Alexander E. Perriello, III	2/26/2016	3,335		32.63	108,821
	2/27/2016	2,142		32.63	69,893
	12/31/2016	12,458		25.73	320,544.34
		17,935			499,258

Bruce Zipf	2/26/2016	3,551		32.63	115,869
	2/27/2016	2,239		32.63	73,059
	12/31/2016	13,024		25.73	335,107.52
		18,814			524,036
A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

(3)
Pursuant to a deferral election made, Mr. Smith deferred receipt of 40,615 shares included in this column that vested on December 31, 2016. Those shares will be issued in one lump sum following Mr. Smith's separation from service.

(4)
The table does not include 5,849 shares that had vested on October 10, 2014, receipt of which had been deferred for two years. The value of those shares on November 15, 2016 (the date of distribution) is reported in the "Aggregate Withdrawals/Distributions" column under "Non-Qualified Deferred Compensation at 2016 Fiscal Year End."

Realogy Pension Benefits at 2016 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan.
In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan"). At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan that related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Casey is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits under the Cendant Pension Plan or the Realogy Pension Plan.

The following table sets forth information relating to Mr. Casey's participation in the Realogy Pension Plan:

Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
11	290,300	—
_______________

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Casey through December 31, 2016.

(2)
The valuations included in this column have been calculated as of December 31, 2016 assuming Mr. Casey will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, "Employee Benefit Plans—Defined Benefit Pension Plan" to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Non-Qualified Deferred Compensation
at 2016 Fiscal Year End
On April 9, 2013, the Board of Managers of Realogy Group approved the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), which amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009. The Board of Managers of Realogy Group also took action to unfreeze participation in the Executive Deferred Compensation Plan.
The Executive Deferred Compensation Plan is for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the Executive Deferred Compensation Plan, participants are permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determines from time to time. For cash deferrals, we will be utilizing a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the Executive Deferred Compensation Plan. Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a participant's separation of service for elections made on or after December 11, 2014. Accounts are established in a participant's name and the participant allocates his or her cash deferrals to one or more deemed investments under the Executive Deferred Compensation Plan. A participant in the Executive Deferred Compensation Plan may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

In conjunction with the approval of the Executive Deferred Compensation Plan, on April 9, 2013, Anthony E. Hull, the Company's Executive Vice President, Chief Financial Officer and Treasurer, elected to defer a portion of the shares of common stock of Realogy Holdings subject to existing restricted stock awards granted on October 10, 2012 in connection with Realogy Holdings' initial public offering, by exchanging the shares subject to the restricted stock award for restricted stock units. No other named executive officer made such a deferral election. The deferral election and related exchange of restricted stock for restricted stock units did not change the amount of compensation previously awarded to Mr. Hull. The vesting terms of the restricted stock unit award remain unchanged from the restricted stock award, though the distribution of a portion of the shares issuable upon vesting of the restricted stock units is deferred pursuant to the election made by Mr. Hull. In contrast to a holder's right to vote shares subject to a restricted stock agreement, the holder of restricted stock units under a restricted stock unit agreement may not vote the underlying shares until they are issued to the holder.
In 2016, pursuant to the foregoing election, Mr. Hull received a distribution of 5,849 shares that had vested on October 10, 2014, but receipt of which had been deferred for two years. The amount set forth in the table below under "Aggregate Withdrawals/Distributions" is the market value of the shares so distributed, based upon the market value of those shares on the November 15, 2016 distribution date.
The following table sets forth certain information with respect to named executive officers' deferred compensation during 2016:

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony E. Hull..........................	$—	—	(146,852)	$138,446	166,550
Agreements with Named Executive Officers
The following summarizes the employment agreement with our CEO and the severance agreements with each of the other named executive officers.
On February 23, 2016, we entered into severance agreements with Messrs. Hull, Casey, Perriello and Zipf (each, a “Non-CEO Executive Severance Agreement”). The Non-CEO Executive Severance Agreements replaced and superseded the executives' employment agreements that were scheduled to expire in April 2016. On March 13, 2017, the Company entered into a new employment agreement with the CEO superseding his prior employment agreement, which was due to expire in April 2017 (the "CEO Employment Agreement" and together with the Non-CEO Executive Severance Agreements, the "NEO Agreements" or each, an "NEO Agreement").
While the terms of the NEO Agreements are substantially similar to the agreements they replaced, there are certain modifications to reflect current executive compensation best practices.
The NEO Agreements provide for severance protections upon certain terminations of employment not related to a change in control, in addition to protections for certain terminations in connection with a change in control as was similarly provided in the employment agreements.
The material terms and conditions of the Severance Agreements are summarized below.
Term.  Each Non-CEO Executive Severance Agreement commenced on February 23, 2016 and will expire on February 23, 2019 -- a three-year term in contrast to the five-year terms of the superseded employment agreements. If a change in control of the Company (as defined in the Non-CEO Executive Severance Agreement) occurs during the term, the term will expire twenty-four (24) months following the date of the change in control (or February 23, 2019, if later).
The CEO Employment Agreement commenced on March 13, 2017 and has a two-year term ending March 13, 2019.
Annual Compensation. The following chart provides each executive’s annual base salary and annual target cash incentive percentage. Each executive may also be eligible for long-term incentive compensation awards as determined by the Compensation Committee in its sole discretion.

Name	Annual Base Salary	Annual Target Cash Incentive Percentage of Eligible Earnings
Richard A. Smith	$1,000,000	150%
Anthony E. Hull	$675,000	100%
Donald J. Casey	$450,000	100%
Alexander E. Perriello, III	$600,000	100%
Bruce Zipf	$625,000	100%

The CEO Employment Agreement sets forth Mr. Smith’s 2017 and 2018 long-term incentive grant. In 2017, pursuant to the terms of the CEO Employment Agreement, on March 13, 2017, Mr. Smith was granted a long-term incentive award with an aggregate grant date fair value of $6.5 million (of which $4.1 million is in performance share units, $1.2 million in performance restricted stock units and $1.2 million in stock options) and in 2018, he will be entitled (subject to share availability under the Amended and Restated 2012 Long-Term Incentive Plan) to a long-term incentive award that is no less than $6.5 million (composition of the grants to be determined by the Committee and allocated across various equity vehicles taking into account the allocations under the 2017 long-term incentive award).
During the term of the CEO Employment Agreement, Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant.
Non-Change-in-Control Severance. If the executive experiences a “qualifying termination” (as described below) not in connection with a change in control of the Company, we will provide the executive with the following severance payments and benefits, subject to the executive’s continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims:

•
an amount equal to 1.0 times (or with respect to Mr. Hull, 2.0 times, and Mr. Smith, 2.4 times) the sum of the executive’s annual base salary and annual bonus, payable in twenty-four equal monthly installments;

•
except for Mr. Smith (who has other post-employment benefits described below), the continuation of medical and dental benefits on terms no less favorable to the executive than those terms in effect immediately prior to the termination of employment for a period of up to eighteen months; and

•	outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Change in Control Severance. If the executive experiences a qualifying termination within 24 months following a change in control of the Company (provided that with respect to Mr. Smith, such termination occurs prior to the expiration of his two-year term of employment), the Company will provide the executive with the following severance payments and benefits, subject to the executive’s continued compliance with his restrictive covenants and the execution and non-revocation of a release of claims:

•	an amount equal to two times (or with respect to Mr. Smith, 2.4 times) the sum of the executive’s annual base salary and annual bonus, payable in lump sum;

•
except for Mr. Smith (who has other post-employment benefits described below), the continuation of medical and dental benefits on terms no less favorable to the executive than those terms in effect immediately prior to the termination of employment for a period of up to eighteen months; and

•	outplacement services for a period of up to twelve months, the value of such services not to exceed $50,000.
Pro-Rata Bonus. Upon a qualifying termination, the executives will also receive a pro-rata bonus in respect of the fiscal year in which the executive’s termination of employment occurs, determined based on the Company’s actual performance and payable at such time such bonuses are payable to other employees of the Company.
Qualifying Termination. A “qualifying termination” means the executive’s employment is terminated by the Company without cause or the executive resigns with good reason, in either case, during the term of the NEO Agreement.
Payments and Benefits Upon a Termination due to Death, Disability or Retirement. Upon a termination of employment due to death or disability or retirement, the executive will be eligible to receive accrued compensation, a pro-rated annual bonus and in the case of death, a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death (inclusive of any Company provided life insurance to the executive). There is no severance payable upon any such termination event nor is there severance payable upon a termination at or after the expiration of the term of the NEO Agreement.
Section 280G. The NEO Agreement provides that if payments and benefits provided to the executive would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the executive will either have his payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.
Restrictive Covenants and Clawback. Under the NEO Agreement, the executive is subject to a non-compete period of two years and a non-solicitation period of three years following the executive’s termination of employment for any reason. The Company’s Clawback Policy applies in the event the executive breaches his restrictive covenants under the NEO Agreement.

CEO Post-Employment Health & Welfare Benefits. Under Mr. Smith's Employment Agreement, if his employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant.
Definitions.
Cause. Cause is defined in the Non-CEO Executive Severance Agreement as (i) the executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, embezzlement, material or similar conduct against the Company or any subsidiary, (iii) the executive’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) the executive’s indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) the executive’s gross negligence in the performance of his duties, (vi) executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements, (vii) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the executive’s duties under the Non-CEO Executive Severance Agreement, (viii) a breach of fiduciary duty and/or (ix) a material breach by the executive of any of the terms and conditions of the Non-CEO Executive Severance Agreement or a material breach of any of the executive’s representations in the Non-CEO Executive Severance Agreement. A termination will not be for “Cause” pursuant to clause (i), (ii), (v) or (ix), to the extent such conduct is curable, unless the Company shall have notified the executive in writing describing such conduct and the executive shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice. The definition of "Cause" under the CEO Employment Agreement is substantially similar to that under the Non-CEO Executive Severance Agreement.
Good Reason. For purposes of the CEO Employment Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without the executive’s consent: (i) his removal from, or failure to be nominated or re-elected to, the Board; (ii) a material reduction of the executive’s duties and responsibilities to the Company or the executive's title or position or reporting (other than any such failure resulting from incapacity due to physical or mental illness or the progressive delegation of duties or responsibilities in connection with CEO succession, provided that notwithstanding such delegation of duties, the executive shall continue to be the CEO of the Company and reporting solely and directly to the Board), (iii) a reduction in base salary or target bonus opportunity (not including any diminution in base salary permitted by Section 3(a) of the CEO Employment Agreement); (iv) the relocation of the executive’s primary office to a location more than 50 miles from the prior location and the executive’s commute increases as a result of such relocation; or (v) a material breach by the Company of a material provision of the CEO Employment Agreement (which for the avoidance of doubt includes Section 2(a) of the CEO Employment Agreement, provided, that the progressive delegation of duties or transition of responsibilities in connection with CEO succession shall not be deemed a breach under the CEO Employment Agreement, provided that notwithstanding such delegation of duties, the executive continues to be the CEO of the Company and reporting solely and directly to the Board). The executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date the executive learns of the condition, and the Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder. In the event the Company is unable to remedy the Good Reason condition in all material respects within the thirty (30) day period, the executive may terminate employment with the Company for Good Reason within thirty (30) day following the expiration of such thirty (30) day period.
The definition of Good Reason under the other Non-CEO Executive Severance Agreements are is substantially similar to that under the CEO Employment Agreement except for the following material differences: (a) clause (i) of the definition of Good Reason under the CEO Employment Agreement regarding Director service is not contained in the definition of Good Reason in each of the Non-CEO Executive Severance Agreements; (b) the language in the definition of Good Reason that a material breach by the Company of a material provision of the CEO Employment Agreement does not include the progressive delegation of duties or transition of responsibilities in connection with succession is not included in the Non-CEO Executive Severance Agreements; and (c) under the CEO Employment Agreement, the executive has the right to terminate the agreement for Good Reason if the Company is unable to remedy the condition raised by the executive during a thirty (30) day period, while under the Non-CEO Executive Severance Agreement, the agreement terminates by its terms at the expiration of the thirty (30) cure period if the condition remains unremediated.

Potential Payments Upon Termination
or Change-in-Control
The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2016.
The payments that may be made to our named executive officers are described in the section of this Proxy Statement captioned "Agreements with Named Executive Officers," except that the terms of the CEO's prior employment agreement in effect as of December 31, 2016, would have controlled any a termination of employment or change of control as of December 31, 2016.

The Company did not grant performance share unit awards ("PSUs") or performance restricted stock units ("PRSUs") prior to 2014 and 2015, respectively, and the pre-2014 restricted stock grants, restricted stock units ("RSUs") and the options did not provide for any vesting post-termination. The following table sets forth the consequences of termination of employment on the long-term equity awards granted in 2014 and thereafter. Any post-termination vesting and post-termination right to exercise options are subject to the NEO's compliance with any applicable restrictive covenants.
Summary of Post-Termination Grant Vesting/Exercise Rules by Type of Award for 2014 and later Awards to NEOs

Termination Reason	Performance Share Units (1)	RSUs or PRSUs	Options
Voluntary other than for the reasons listed below	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	60 days to exercise options that had vested as of date of termination; Immediate forfeiture of unvested shares
For Cause(2)	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	Immediate forfeiture of all options, vested or unvested
Death or Disability(1)	Performance Share Units will vest according to actual performance prorated for time worked during three-year performance period; payment made following end of three-year performance period	Immediate vesting of unvested RSUs and PRSUs (whether or not earned) upon termination date	Immediate vesting of unvested options and options may be exercised until the earlier of the grant expiration date or 180 days post-termination
Retirement(3)
If holder remains employed or provides service to the Company for at least one year after the start of the performance period, Performance Share Units will vest according to actual performance; payment made following end of three-year performance period

If holder remains employed or provides service to the Company for at least one year following the date of grant, shares underlying the RSUs and earned shares underlying the PRSUs will continue be issued following retirement in accordance with schedule set forth in the Notice of Grant.

If Optionee remains employed or provides service to the Company for at least one year following the date of grant, Options will continue to vest following retirement in accordance with schedule set forth in the Notice of Grant.
Optionee will be able to exercise Options post-termination to the date that is three years after the final vesting date but in no event after the grant expiration date

By the Company without Cause or by employee for Good Reason(2)	Performance Share Units will vest according to actual performance prorated for time worked during performance period; payment made following end of three-year performance period	Immediate forfeiture of unvested RSUs and PRSUs	90 days to exercise options that had vested as of termination; Immediate forfeiture of unvested options
Change in Control with Shares Assumed(4)
Performance Share Units converted at target value into time vested units at date of change in control. Units will vest in full if employment or service is terminated during the balance of the performance (vesting) period if terminated by Company without Cause or if employment is terminated by holder for Good Reason, due to retirement or if employment is terminated on account of death or disability.

RSUs and earned PRSUs will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by holder for "good reason." If with respect to a PRSU, the change of control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Options will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by Optionee for "good reason"

Termination Reason	Performance Share Units (1)	RSUs or PRSUs	Options
Change in Control with Shares not Assumed(4)	Performance Share Units vest in full at target value and paid in cash upon Change in Control
RSUs and earned PRSUs will vest in full; holder receives cash value of shares. If with respect to a PRSU, the change of control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Option will vest in full; Optionee receives spread value
_______________

(1)	Rules apply to terminations prior to end of performance period.

(2)	Capitalized terms are defined in the NEO equity award agreements and the Amended and Restated 2012 Long-Term Incentive Plan .

(3)
Retirement is any separation of service of an executive who is retirement eligible other than a termination for Cause. Retirement eligibility is defined under the equity award agreements as 65 years of age or older, or 55 years of age or older plus at least ten years of tenure with the Company.

(4)	Change in Control is defined in the equity award agreements and the Amended and Restated 2012 Long-Term Incentive Plan.
The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2016 (the last business day of our most recently completed fiscal year):

Name	Benefit (1)(2)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($) (3)	Other Termination without Cause or for Good Reason ($) (4)	Death ($) (5)	Disability ($) (5)	Retirement ($) (6)

Richard A. Smith	Severance Pay (7)	9,000,000	9,000,000	1,000,000	1,000,000	—
	Health Care (8)	175,047	175,047	175,047	175,047	175,047
	Equity Acceleration/Vesting	6,503,978	6,526,646	7,479,608	7,479,608	6,526,646
	Total	15,679,025	15,701,693	8,654,655	8,654,655	6,701,693

Anthony E. Hull	Severance Pay	2,700,000	2,700,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,688,000	—	—
	Health Care	25,706	25,706	25,706	25,706	—
	Equity Acceleration/Vesting	2,138,780	1,838,151	2,314,619	2,314,619	1,838,151
	Total	4,864,486	4,563,857	4,028,325	2,340,325	1,838,151

Donald J. Casey	Severance Pay	1,800,000	900,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,000,000	—	—
	Health Care	23,730	23,730	23,730	23,730	—
	Equity Acceleration/Vesting	1,384,891	1,189,626	1,499,338	1,499,338	1,189,626
	Total	3,208,621	2,113,356	2,523,068	1,523,068	1,189,626

Alexander E. Perriello, III	Severance Pay	2,400,000	1,200,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,500,000	—	—
	Health Care	16,283	16,283	16,283	16,283	—
	Equity Acceleration/Vesting	1,706,851	1,466,533	1,835,810	1,835,810	1,466,533
	Total	4,123,134	2,682,816	3,352,093	1,852,093	1,466,533

Bruce Zipf	Severance Pay	2,500,000	1,250,000	—	—	—
	Death and Dismemberment Insurance Benefits	—	—	1,000,000	—	—
	Health Care	17,396	17,396	17,396	17,396	—
	Equity Acceleration/Vesting	2,047,129	1,759,082	2,235,550	2,235,550	1,759,082
	Total	4,564,525	3,026,478	3,252,946	2,252,946	1,759,082

_______________

(1)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination and payment of the 2016 EIP, to the extent earned. See "Summary Compensation Table" for amounts earned by the NEOs under 2016 EIP. The amounts set forth in the table do not include accrued but unpaid salary or any earned compensation under the 2016 EIP arising from a termination of employment as of December 31, 2016. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the Amended and Restated Executive Deferred Compensation Plan or the Realogy Pension Plan.

(2)
The value ascribed to equity acceleration/vesting of awards in this table is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $25.73 per share as of December 31, 2016.

(3)
PSUs assumed by an acquiror in a change of control transaction are converted into time-vesting restricted stock units. The vesting of options, restricted stock, restricted stock units and performance restricted stock units granted under the award agreements issued under the 2012 Long Term Incentive Plan and the Amended and Restated 2012 Long Term Incentive Plan (including any time-vesting restricted stock units into which PSUs have been converted upon a change of control) accelerate in the event the individual terminates his employment for "good reason" or his employment is terminated for other than "cause" within 24 months of a change of control.

(4)
All of the NEOs were "retirement eligible" at December 31, 2016 and the amounts shown under this column for "Equity Acceleration/Vesting" is the amount they are entitled to under the "Retirement" column as the retirement eligible provisions of the awards provide greater benefits to the NEOs. See note 6 below.

(5)
Amounts shown under this column for "Equity Acceleration/Vesting" for each NEO is the sum of (1) the amount set forth under the "Retirement" column and (2) the full value of the NEO's unvested 2016 performance restricted stock unit awards. Restricted stock units, performance restricted stock units and options awarded in 2014 accelerate in full upon a termination of employment due to death or disability. We have included the full value of unvested restricted stock units and performance restricted stock units in the table, but have not included the 2014 LTIP, 2015 LTIP or the 2016 LTIP option grants because their exercise prices were above the closing sale price of the common stock on December 31, 2016. Options granted prior to 2014 do not have any post-termination vesting provisions.

For each of the NEOs other than Mr. Smith, the amounts shown under this column for Death/Dismemberment Insurance Benefits are the proceeds payable to the NEO under a death and dismemberment insurance policy, the premiums of which are paid by the Company. The death and dismemberment insurance benefit is an amount of two and a half times the NEO's annual base salary at the time of death (which shall be inclusive of any standard Company provided life insurance policy applicable to the NEO) up to $2 million, or with respect to Mr. Casey, up to $1 million.

(6)
For awards made in 2014 and thereafter, for each retirement eligible grantee, (1) restricted stock units, options and earned performance restricted stock units will continue to vest provided the grantee has been employed or provided services to the Company for one year following the date of grant and (2) performance stock units will continue to vest provided the grantee has been employed or provided service to the Company for the first year of the three-year performance cycle.

The amounts shown under this column for "Equity Acceleration/Vesting" for each of the NEOs is the sum of (1) the amount that would be payable under the NEO's 2015 and 2016 PSU awards based upon the actual achievement assumptions set forth in notes 6, 7, 8 and 9 to the "Outstanding Equity Awards at 2016 Fiscal Year End" table and (2) the value of the NEO's unvested 2014 restricted stock unit award and unvested 2015 performance restricted stock unit award as the one-year service requirement has been satisfied for that grant.
No value is included for the options included in the 2014 LTIP grant and the 2015 LTIP grant (even though the NEO had been employed one year following the date of grant) because the option exercise price was above the closing sale price of the common stock on December 31, 2016. In addition, pre-2014 options have no value since they do not provide for any post-termination vesting.

(7)
If the new CEO Employment Agreement had been in effect as of December 31, 2016, in the event of a termination of employment or a change in control as of December 31, 2016, the severance payable to Mr. Smith upon a termination without Cause or for Good Reason would have been reduced from $9,000,000 to $6,000,000 as the target bonus incentive would have been reduced from 200% to 150% and the severance multiple reduced from 3.0 to 2.4 times the sum of his annual base salary and target bonus. In addition, he would not have been entitled to severance upon termination due to death or disability but upon a termination due to death would have been entitled to Death/Dismemberment Insurance Benefits described in footnote (5) above.

(8)
If Mr. Smith's employment had been terminated for any reason as of December 31, 2016, Mr. Smith and his dependents would have continued to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.

Related Party Transactions
Without any requirement to do so, our Directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our Company-owned brokerages (or those of our franchisees) and/or the Company's title and settlement services in the purchase or sale of real estate.

ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and other compensation disclosure regarding named executive officer compensation (Say-on-Pay Vote).
We currently hold an advisory vote on the compensation of our named executive officers on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	provide our executives with market competitive compensation consistent with comparable companies; and

•	support a long-term focus for our executives that aligns their interests with the interests of our stockholders.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•	The Compensation Committee has continued its focus on a pay for performance executive compensation program.

•	The Compensation Committee set total compensation levels that align with those of a peer group and survey data.

•	2016 executive compensation is tied principally to the achievement of robust annual EBITDA growth targets as well as the generation of strong cumulative free cash flow and stock price performance relative to an index of housing-related companies over a three-year period ending December 31, 2018.

◦	2016 was the second consecutive year that the Company included a relative total stockholder return metric in its long-term incentive plan, which was responsive to stockholder input.

•
Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests, the payouts to the NEOs under the 2016 Annual Executive Incentive Plan were below target for the CEO, CFO and two of the other three NEOs and the payout under the 2014 NEO performance share unit awards, which measured performance over the three-year period ended December 31, 2016, was at 56% of target, with a realizable value of 30% of target, giving effect to the reduction in the Company's stock price from the February 2014 to December 31, 2016.

•
Anticipated achievement levels on various 2016 LTIP awards currently are below grant date value. Achievement at or above target for various 2016 LTIP awards will require substantially improved stock price performance.

•	The Compensation Committee has established many "best practices" in the Company's executive compensation programs, as described elsewhere in this proxy statement.
We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2016 compensation of our named executive officers.
Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2017.
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2017. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Your proxy will be voted FOR the ratification of PwC as our independent registered public accounting firm for 2017 unless you indicate otherwise when you vote.
PwC served as our independent registered public accounting firm for 2016 for both Realogy Holdings and Realogy Group and has served as our independent registered public accounting firm since May 2009. No relationship exists between PwC and us other than the usual relationship between auditor and client. Representatives of PwC will be present at the annual meeting of stockholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2016 and 2015. The aggregate fees (in millions) billed for professional services by PwC in 2016 and 2015 were as follows:

	2016	2015
Audit Fees(1)	$5.3	$4.9
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
Other(4)	—	—
Total	$5.3	$4.9
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance, tax consultation, tax advice and tax planning.

(4)	Software license fee.

In connection with the relocation services it provides to customers, Cartus, as an intermediary, often pays third-party invoices to PwC at the direction of Cartus' customers. These payments are not included in the amounts set forth in the above table.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. The Audit Committee considers the non-audit services to be provided by the independent auditor in determining its independence.
The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below.
The Audit Committee also adopted a policy prohibiting the Company from hiring the independent auditor's personnel, if such person participated in the current annual audit, or the immediately preceding annual audit of our financial statements, and is being hired in a "financial reporting oversight role" as defined by the PCAOB.

All services performed by our independent auditors were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2016 or 2015 under such provision.
Audit Committee Report
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, the qualifications, compensation, performance and independence of the independent registered public accounting firm engaged as Realogy's independent auditor and the performance of Realogy's internal auditor.
Specific responsibilities of the Audit Committee are set forth in its Charter adopted by the Board. The Audit Committee reviews the Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.

The Audit Committee is comprised of three Directors, each of whom meets the standards of independence adopted by The New York Stock Exchange and the SEC. Each member of the Audit Committee has been designated by the Board as an "audit committee financial expert" and one member, Michael J. Williams, has extensive industry-related experience.
As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee evaluates the independent registered public accounting firm's performance, taking into consideration the following factors: management's perception of expertise and past performance, external data relating to audit quality, independence, appropriateness of fees and global reach as it relates to where the Company conducts business. The Audit Committee, with the assistance of Realogy management, also is responsible for the selection of the lead partner of the independent registered public accounting firm, evaluates the performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
Subject to stockholder ratification, the Audit Committee appoints Realogy's independent registered public accounting firm and approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules.
The Audit Committee has discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. The Audit Committee has considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for expressing an opinion on Realogy's consolidated financial statements and the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2016 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2016, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.
During 2016, the Audit Committee actively fulfilled its duties and responsibilities as outlined in its Charter. Specifically, the Audit Committee, among other actions:

•	approved in advance all services to be performed by PricewaterhouseCoopers LLC in accordance with SEC rules;

•	reviewed and discussed with management and PricewaterhouseCoopers LLC Realogy's quarterly earnings, press releases, consolidated financial statements and related periodic reports filed with the SEC;

•
reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

•	reviewed with management and PricewaterhouseCoopers LLC the Company's use of non-GAAP financial measures in its filings with the SEC as well as its other investor communications;

•
reviewed with management and PricewaterhouseCoopers LLC management's assessment of the effectiveness of Realogy's internal control over financial reporting and PricewaterhouseCoopers LLC's opinion about the effectiveness of Realogy's internal controls over financial reporting;

•	considered and discussed with management, the internal auditor and PricewaterhouseCoopers LLC, as appropriate, the audit scopes and plans of both PricewaterhouseCoopers LLC and the internal auditor;

•	reviewed with management the investment returns that it has obtained on acquisitions it has completed compared to those modeled at the time of acquisitions;

•	provided oversight with respect to the Company's policy with respect to derivatives and the Company's policies with respect to tax accounting;

•	in coordination with the Compensation Committee, reviewed succession plans and talent development with respect to finance personnel;

•	in coordination with the Board, reviewed Realogy's risk assessment and risk management policies and assessed steps management is taking to control these risks;

•
monitored the measures management is taking to modernize its information technology systems as well as secure its information technology and personally identifiable information and to otherwise mitigate cybersecurity risks;

•
approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program from the Company's Chief Ethics & Compliance Officer, who has a dotted-line reporting relationship to the Audit Committee;

•	conferred regularly with the General Counsel on legal matters;

•	promoted a culture of high respect for the Company's audit functions; and

•	met in periodic executive sessions with management, the internal auditors and PricewaterhouseCoopers LLC.
Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2016.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Michael J. Williams
Sherry M. Smith

ANNEX A

DEFINITIONS OF CERTAIN NON-GAAP FINANCIAL MEASURES
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes and is our primary non-GAAP measure.
Operating EBITDA is defined by us as EBITDA before restructuring, early extinguishment of debt and legacy items and is used as a supplementary financial measure. Operating EBITDA calculated for a twelve-month period is presented because the Company believes these items do not directly affect the operating results of the Company and accordingly should be excluded in comparing operating results. Operating EBITDA does not include pro-forma adjustments for business optimization initiatives and acquisitions or non-cash adjustments such as stock-based compensation expense, used to calculate Adjusted (Covenant) EBITDA in the Senior Secured Credit Facility and the Term Loan A Facility senior secured leverage ratio.
Adjusted (Covenant) EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the Senior Secured Credit Facility and the Term Loan A Facility. Adjusted (Covenant) EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the Senior Secured Credit Facility and the Term Loan A Facility to calculate the senior secured leverage ratio. Adjusted (Covenant) EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period.
We present EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA because we believe EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA, Operating EBITDA and Adjusted (Covenant) EBITDA have limitations as analytical tools, and you should not consider EBITDA, Operating EBITDA or Adjusted (Covenant) EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted (Covenant) EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation

A-1

assets, net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.
We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
Adjusted net income is defined by us as net income before: (a) mark to market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges, which the Company believes will be significant as a result of the business optimization initiatives currently in progress; and (d) the loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives.
Adjusted income per share is Adjusted net income divided by the weighted average common and common equivalent shares outstanding.

A-2

ANNEX B
CALCULATIONS OF CERTAIN COMPENSATION MEASURES
2016 Annual Executive Incentive Plan EBITDA Calculation

(in millions)	RFG (1)	NRT	Cartus	TRG	Corporate	Realogy
2016 Reported EBITDA (1)	$516	$137	$96	$62	$(78)	$733

Adjustments Permitted Under the Plan:
Removal of NRT royalty and marketing fees from RFG results	(282)				282	—
Remove PHHHL Earnings from NRT results		(8)			8	—
Eliminate Foreign Exchange impact on income statement			(7)			(7)
Items related to former parent legacy costs (benefits) and pension expense not otherwise budgeted					(1)	(1)
Unbudgeted restructuring expense	3	23	7	2	10	45
Sub-total adjustments	$(279)	$15	$—	$2	$299	$37

EBITDA for bonus calculation purposes	$237	$152	$96	$64	$221	$770
_________

(1)	See page 51 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for the disclosure of 2016 Reported EBITDA.
Reconciliations of Net Debt, Adjusted EBITDA and Operating Margin, as defined and adjusted in accordance with the terms of the 2014 PSU awards, to their most comparable GAAP terms:
Net Debt to Adjusted EBITDA Calculation under the 2014 PSU Award

(in millions)	As of or for the year ended December 31, 2016
Corporate Debt (1)	$3,558
Less: Cash and cash equivalents	274
Net Debt	$3,284

Adjustments to Net Debt Permitted under the PSU Award:
Material acquisitions in excess of 4x EBITDA multiple	267
Specified litigation and regulatory compliance adjustments	39
Return of capital to stockholders	220
Sub-total adjustments	$526

Adjusted Net Debt	$2,758

Adjusted (Covenant) EBITDA (2)	$864
Adjusted for specified litigation and compliance adjustments	21
Adjusted EBITDA for 2014 PSU Award	$885

Net Debt to Adjusted EBITDA Ratio for the 2014 PSU Award	3.12x
_________

(1)	See Note 8 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for total debt less securitization obligations as of December 31, 2016.

(2)	See pages 63 and 64 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for the disclosure of 2016 Adjusted (Covenant) EBITDA.
Operating Margin Calculation under the 2014 PSU Award

(in millions)	For the year ended December 31, 2016
2016 Revenue	$5,810
Adjusted EBITDA for 2014 PSU Award	$885
Margin Percentage	15.22%

B-1

REALOGY

IMPORTANT ANNUAL MEETING INFORMATION

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Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

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A Proposals — The Board of Directors recommends you vote FOR all of the nominees listed and FOR Proposals 2 and 3:

1. Election of Directors for a one-year term expiring in 2018 and until their successors are duly elected and qualified.

Nominees:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Raul Alvarez	☐	☐	☐	02 - Fiona P. Dias	☐	☐	☐	03 - Matthew J. Espe	☐	☐	☐
04 - V. Ann Hailey	☐	☐	☐	05 - Duncan L. Niederauer	☐	☐	☐	06 - Richard A. Smith	☐	☐	☐
07 - Sherry M. Smith	☐	☐	☐	08 - Christopher S. Terrill	☐	☐	☐	09 - Michael J. Williams	☐	☐	☐

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Proposal	For	Against	Abstain
2. Advisory Approval of the Compensation of Our Named Executive Officers.	☐	☐	☐
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2017 Annual Meeting Admission Ticket

2017 Annual Meeting of
Realogy Holdings Corp. Stockholders
Wednesday, May 3, 2017 at 9:00 a.m., Eastern Daylight Time

Upon arrival, please present this admission ticket
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REALOGY

Proxy — Realogy Holdings Corp.

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 3, 2017.

Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 3, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a one-year term expiring in 2018 and until their successors are duly elected and qualified and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)